Exhibit 10.1

EXECUTION COPY

LOAN AGREEMENT

By and Among

MANUFACTURERS AND TRADERS TRUST COMPANY,

As Administrative Agent and Letter of Credit Issuer,

THE LENDERS PARTY HERETO

and

COMPUTER TASK GROUP, INCORPORATED

As of May 1, 2014

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4.12	[Intentionally Omitted]	31
4.13	No Defaults on Other Agreements; Adverse Contracts	31
4.14	Litigation	31
4.15	Absence of Events of Default	31
4.16	Insurance	31
4.17	Title to Property	31
4.18	Intellectual and Other Property	31
4.19	Taxes	32
4.20	Employee Benefits	32
4.21	Environmental Matters	32
4.22	[Intentionally Omitted	33
4.23	Potential Conflicts of Interest	33
4.24	[Intentionally Omitted]	33
4.25	Trade Relations	33
4.26	Financial Information	33
4.27	Investment Company Act	33
4.28	No Material Adverse Change	33
4.29	Survival of Representations and Warranties	33

5. CONDITIONS OF LENDING		33

5.1	Conditions of Agreement	33
5.2	Conditions of Each Advance Under Demand Line of Credit Loan	35

6. AFFIRMATIVE COVENANTS		37

6.1	Payment	37
6.2	Basic Reporting Requirements	37
6.3	Insurance	39
6.4	Payment of Taxes and Other Potential Charges and Priority Claims	39
6.5	Preservation of Status	39
6.6	Conduct of Business	39
6.7	[Intentionally Omitted]	39
6.8	[Intentionally Omitted]	40
6.9	Maintenance of Financial Records; Fiscal Year	40
6.10	Maintenance of Properties	40
6.11	Further Assurances	40

7. NEGATIVE COVENANTS		40

7.1	Liens	40
7.2	[Intentionally Omitted]	41
7.3	Sale or Transfer of Assets; Suspension of Business Operations	41
7.4	[Intentionally Omitted]	41
7.5	Limitation on Other Restrictions on Liens	41
7.6	Limitation on Other Restrictions on Amendment of the Loan Documents, etc	41

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7.7	[Intentionally Omitted]	41
7.8	Special Restrictions on Inactive Subsidiaries	42
7.9	[Intentionally Omitted]	42
7.10	Subsidiaries	42
7.11	[Intentionally Omitted	42
7.12	[Intentionally Omitted	42
7.13	Merger, Consolidation	42
7.14	Accounting	43
7.15	Governing Documents	43
7.16	Hazardous Materials	43
7.17	[Intentionally Omitted]	43
7.18	[Intentionally Omitted	43

8. EVENTS OF DEFAULT		43

8.1	Nonpayment	43
8.2	Insolvency; Receivership	43
8.3	Breach of Representation	44
8.4	[Intentionally Omitted]	44
8.5	Default	44
8.6	Events of Default Under Other Agreements	44
8.7	Plan Events	44
8.8	Environmental Lien	45
8.9	[Intentionally Omitted]	46
8.10	Failure of Loan Document	46
8.11	[Intentionally Omitted]	46
8.12	[Intentionally Omitted]	46
8.13	Material Adverse Change	46
8.14	Certain Actions	46
8.15	Governing Documents	46

9. DEMAND OBLIGATIONS; RIGHTS ON DEFAULT		46

9.1	Demand Obligations; Rights and Remedies	46
9.2	Certain Events of Default	47
9.3	Non-Exclusivity	47

10. INDEMNIFICATION		47

11. EXPENSES		48

12. AGENCY		48

12.1	Appointment, Powers and Immunities	48
12.2	Reliance by Administrative Agent	49
12.3	Defaults	49

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12.4	Rights as a Lender	50
12.5	Indemnification	50
12.6	Non-Reliance on Administrative Agent and Other Lenders	50
12.7	Failure to Act	51
12.8	Resignation of Administrative Agent	51
12.9	Consents under Loan Documents	51

13. MISCELLANEOUS		52

13.1	Entire Agreement; Binding Effect	52
13.2	Amendments; Waivers	52
13.3	Notices	52
13.4	Assignment	52
13.5	Participation and/or Assignment	53
13.6	Governing Law	53
13.7	Enforceability of Obligations	54
13.8	WAIVER OF JURY TRIAL	54
13.9	Jurisdiction and Venue	54
13.10	Survival	55
13.11	Severability	55
13.12	Headings	55
13.13	Counterparts	55
13.14	Further Assurances	55

EXHIBITS A   Form of Demand Line of Credit Note

                    B   Form of Assignment and Assumption Agreement

SCHEDULES  A   Lenders

                           7.1   Permitted Liens

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LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of the 1st day of May, 2014, by and among COMPUTER TASK GROUP, INCORPORATED, a New York corporation (“Borrower”), the LENDERS party hereto from time to time (the “Lenders” as defined further below), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, having an office and place of business at One Fountain Plaza, Buffalo, New York 14203, as issuer of letters of credit (“Bank”) and as agent for the Lenders and Bank (in such capacity, together with its successors in such capacity, the “Administrative Agent”). This Loan Agreement amends, restates, replaces and substitutes for that certain Loan Agreement dated as of April 21, 2005 among Borrower, Lenders, Bank and Administrative Agent (the “Original Agreement”).

W I T N E S S E T H:

WHEREAS, the parties hereto wish to arrange for a discretionary demand line of credit facility to be made available by Lenders to Borrower in the maximum principal amount of Forty Million Dollars ($40,000,000) including a sub limit of Ten Million Dollars ($10,000,000) thereunder for letters of credit to be issued by Bank in its discretion, all on the terms and conditions set forth herein;

NOW, THEREFORE, for due consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Original Agreement is hereby amended and restated as follows:

1. DEFINITIONS.

1.1 Definitions. The following terms shall have the following meanings in this Agreement, except where otherwise specifically indicated:

“Adjusted Base Rate” shall mean the greater of (a) the Federal Funds Rate plus  1⁄2% and (b) the Prime Rate, each as the same may change from time to time. Any changes in the Adjusted Base Rate resulting from a change in the Federal Funds Rate or the Prime Rate shall be effective from and including the effective date of such change in the Federal Funds Rate or Prime Rate without notice or demand of any kind.

“Administrative Agent” shall have the meaning given such term in the Preamble to this Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer, general partner, member or manager of such Person or, with respect to an individual, has a relationship with such individual by blood, adoption or marriage not more remote than first cousin. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person shall mean the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests in such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by virtue of being a general partner or managing member, by contract or otherwise.

“Agreement” shall mean this Loan Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Applicable Margin” shall mean the interest spread of 150 basis points to be added to the LIBOR Rate and 0 basis points to be added to the Adjusted Base Rate, as applicable.

“Approved Balance” shall mean, at the time of determination, (a) the Demand Line of Credit Facility, minus (b) the outstanding principal balance under the Demand Line of Credit Notes, minus (c) the L/C Amount.

“Approved Principal Amount” shall mean, at any time, for each Lender, the amount set forth opposite the name of such Lender on Schedule A hereto under the caption “Approved Principal Amount.” The aggregate principal amount of all Approved Principal Amounts is the Demand Line of Credit Facility.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement in the form of Exhibit B hereto.

“Authorized Representative” shall mean Borrower’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, Controller or Senior Accountant, including anyone serving as any of the foregoing in an interim capacity.

“Automatic Continuation Option” shall, with respect to any LIBOR Loan, mean the option to have the then-current Interest Period duration, as previously selected by Borrower, remain the same for the succeeding Interest Period.

“Bank” shall have the meaning given such term in the Preamble to this Agreement.

“Base Rate” shall mean (a) the Adjusted Base Rate, as the same may change from time to time, plus (b) the Applicable Margin.

“Base Rate Loan” shall mean any Demand Line of Credit Loan then bearing interest at the Base Rate.

“Borrower” shall have the meaning given such term in the Preamble to this Agreement.

“Business Day” shall mean (a) any day other than (i) a Saturday or Sunday or (ii) any other day on which commercial banks in Buffalo, New York are authorized or required by law to close and, (b) if the applicable day relates to a LIBOR Loan or an advance requested as a LIBOR Loan, or a notice with respect to the same or an Interest Period with respect thereto, a day on which dealings in

Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

“Capitalized Lease” shall mean at any time any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and “Capitalized Lease Obligation” of any Person at any time shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time with respect to Capitalized Leases.

“CERCLA” shall have the meaning given such term in the definition of “Hazardous Material”.

“Closing” shall mean the closing of the transactions contemplated by the Loan Documents on the Closing Date.

“Closing Date” shall mean the date of execution and delivery by Borrower, Administrative Agent, Lenders and Bank of this Agreement and the execution, where applicable, and delivery by Borrower of the other requirements of Section 5.1.

“Code” shall mean the United States Internal Revenue Code, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Continuing Obligations” shall mean contingent Obligations, including indemnification obligations under Section 10, that have not arisen at the time of termination of this Loan Agreement but that survive such termination.

“Controlled Group Member” shall mean each trade or business (whether or not incorporated) which together with any Loan Party is treated as a single employer under Section 4001(a)(14) or 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Copyrights” shall mean all copyrights, whether statutory or common law, owned by or acquired by any Loan Party, any renewals and extensions thereof and foreign copyrights corresponding thereto throughout the world.

“CTG Europe” means Computer Task Group Europe, B.V., an entity organized under the laws of the Netherlands.

“Default Interest Rate” shall mean a rate of interest which is two percent (2%) per annum in excess of the rate otherwise applicable to the relevant Obligation or, if no rate is applicable to such Obligation, two percent (2%) in excess of the Base Rate, which shall change simultaneously with each change in the Adjusted Base Rate.

“Demand Line of Credit Facility” shall mean, at any time, the aggregate Approved Principal Amounts of all of the Lenders at such time. The aggregate amount of the Demand Line of Credit Facility on the date of this Agreement is Forty Million Dollars ($40,000,000).

“Demand Line of Credit Loan” shall have the meaning set forth in Section 2.1(a).

“Demand Line of Credit Notes” shall have the meaning set forth in Section 2.2(a).

“Dollar” and the symbol “$” shall mean lawful money of the United States of America.

“Domestic Loan Parties” shall mean Borrower and each of its Domestic Subsidiaries and “Domestic Loan Party” shall mean any of them.

“Domestic Subsidiaries” shall mean each of Borrower’s direct and indirect Subsidiaries, other than Inactive Subsidiaries, which is incorporated or formed in a state of the United States and “Domestic Subsidiary” shall mean any of them.

“Environment” shall mean all air, surface water, groundwater, land, including land surface and subsurface, and includes all fish, wildlife, biota, flora, fauna and all natural resources.

“Environmental Affiliate” shall mean, with respect to any Person, any other Person whose liability (contingent or otherwise) for any Environmental Claim such Person has retained, assumed or otherwise is liable for (by Law, agreement or otherwise).

“Environmental Approvals” shall mean any Governmental Action pursuant to or required under any Environmental Law.

“Environmental Claim” shall mean, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including, but not limited to, any Governmental Authority, citizens’ group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the Environment, of any Environmental Concern Materials at any location, whether or not owned by such Person.

“Environmental Cleanup Site” shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

“Environmental Concern Materials” shall mean (a) any flammable substance, explosive, radioactive material, Hazardous Material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Law (including, but not limited to, any “hazardous substance” as defined in CERCLA or any similar state Law), (b) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

“Environmental Law” shall mean any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the Environment, including natural resources, (b) exposure of Persons, including, but not limited to, employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, “Environmental Law” shall also include any Environmental Approval and the terms and conditions thereof.

“Environmental Lien” shall mean a Lien in favor of the United States government, or any state, or political subdivision, or any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government for (a) any liability under federal or state environmental laws or regulations, or (b) for damages arising from or costs incurred by such governmental entity in response to a release of a hazardous or toxic waste substance or constituent, or other substance into the Environment.

“Equity Interests” shall mean, with respect to any Person, the shares of capital stock of (or other ownership, partnership, membership or profit interests in) such Person, the warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership, partnership, membership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, partnership, membership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and the other ownership, partnership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equity Rights” shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import and regulations thereunder, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“Event of Default” shall have the meaning given such term in Section 8.

“Facility Documents” shall have the same meaning as the term “Loan Documents.”

“Federal Funds Rate” shall mean the rate per annum equal for each day to the weighted average of the rates (rounded upward, if necessary, to the nearest whole multiple of 1/16 of 1% per annum) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it, such rate to change automatically effective as of the effectiveness of each change in the Federal Funds Rate.

“Foreign Exchange Obligations” shall mean all obligations of the Borrower or its Subsidiaries pursuant to and under any and all foreign exchange contracts and agreements to which Borrower or any Subsidiary is a party as of any date of computation as if such foreign exchange agreement were to be terminated or declared to be in default on such date (after giving effect to any netting provisions).

“Foreign Subsidiaries” shall mean, collectively (a) Computer Task Group of Canada, Inc., a corporation organized under the laws of the Province of Ontario, (b) Computer Task Group Europe, B.V., an entity organized under the laws of the Netherlands, (c) Computer Task Group (U.K.), Ltd., a corporation organized under the laws of the United Kingdom, (d) Computer Task Group Belgium N.V., an entity organized under the laws of Belgium, (e) Computer Task Group Luxembourg, S.A., an entity organized under the laws of Luxembourg and (f) such other corporations, partnerships or limited liability companies organized under the laws of any jurisdiction other than the United States, as may become Subsidiaries of the Borrower from time to time, other than Inactive Subsidiaries.

“GAAP” shall have the meaning set forth in Section 1.3.

“Governmental Action” shall have the meaning set forth in Section 4.4.

“Governmental Authority” shall mean any government or political subdivision or any agency, authority, branch, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or public or private mediator or arbitrator, in each case whether foreign or domestic and whether federal, state, local or otherwise.

“Governing Documents” of a Person shall mean each of the following, as applicable, such Person’s certificate of limited partnership, limited partnership agreement, certificate or articles of incorporation, by-laws, limited liability company agreement, operating agreement, certificate of formation or organization, articles of formation or organization or other organizational or governing documents.

“Guaranties” by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other

Person (the “primary obligor”) in any manner, whether directly or indirectly, including all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Hazardous Material” shall include any flammable or ignitable (as such term is used under the statutes, codes, laws, ordinances, rules and regulations described in this paragraph) materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutant, hazardous or toxic pollutant, polychlorinated biphenyls (PCBs), solid waste, petroleum, petroleum product, pesticide, asbestos or any other material as defined and/or subject to regulation by: (a) any Federal, state or local environmental health or safety statutes, code, law, ordinance, rule, or regulation including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.) (“CERCLA”), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 9601, et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.), and statutes codified in the New York Environmental Conservation Law, as amended, and the New York Navigation Law, as amended and in the rules and regulations adopted pursuant to each of the foregoing, or (b) any Governmental Authority having or claiming jurisdiction over the property or assets of any Loan Party. The term “Hazardous Material” shall include any constituent and degradation product of a Hazardous Material.

“Inactive Subsidiaries” means (a) Computer Task Group of Delaware, Inc., a Delaware corporation, (b) Computer Task Group of Kansas, Inc., a Missouri corporation and (c) Computer Task Group (Holdings) Ltd., a United Kingdom corporation.

“Indebtedness” of a Person shall mean:

(a) All obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person;

(b) All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) All obligations of such Person for the deferred purchase price of property or services;

(d) All obligations secured by a Lien on property owned by such Person (whether or not assumed); and all Capitalized Lease Obligations of such Person (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under any such Capitalized Lease to, repossession or sale of such property);

(e) The face amount of all letters of credit issued for the account of such Person and, without duplication, the Reimbursement Obligation or other unreimbursed amount of all drafts drawn thereunder and any reimbursed amount under any letter of credit which reimbursed amount may be subject to avoidance, rescission or other return in any ongoing bankruptcy action, and all other obligations of such Person associated with such letters of credit or draws thereon; provided, however, any such letter of credit shall not be included in this definition of Indebtedness if the debt such letter of credit secures has already been included in this definition.

(f) All obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person;

(g) All obligations of such Person under a product financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP;

(h) All obligations of such Person under any interest rate or currency protection agreement, interest rate or currency future, interest rate or currency option, interest rate or currency swap or cap or other interest rate or currency hedge agreement, including any Interest Rate Protection Agreement; and

(i) All Guaranties of obligations of others.

“Interest Period” shall mean, with respect to any LIBOR Loan, any period commencing on the date such LIBOR Loan is made or the date of a subsequent interest rate selection, as the case may be, and ending seven (7) days, one (1) month, two (2) months, three (3) months or six (6) months later, as Borrower may request, provided that any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next preceding or succeeding Business Day as is the custom in the London interbank market to which such advance relates.

“Interest Rate” shall mean either the Base Rate or the LIBOR Based Rate option as elected by Borrower in accordance with the provisions of Section 2.3.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate insurance, interest rate protection agreement or any other agreement or arrangement designed to provide protection against fluctuations in interest rates, together with all extensions, renewals, amendments, substitutions and replacements to and of any of the foregoing.

“Law” shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“L/C Amount” shall mean the sum of (a) the aggregate face amount of any issued and outstanding Letters of Credit and (b) the aggregate amount of all unpaid Reimbursement Obligations.

“L/C Application” shall mean, collectively, an application and agreement for letters of credit, including a letter of credit reimbursement agreement, all in a form acceptable to Bank.

“Lenders” shall mean, collectively, the Persons listed on Schedule A hereto and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption Agreement, other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Assumption Agreement showing a Lender which is a Lender on the date thereof as assignor. “Lender” shall mean any of the Lenders.

“Letter of Credit” shall have the meaning given such term in Section 2.14(a).

“Letter of Credit Advance” shall mean a Demand Line of Credit Loan made or purchased by the Bank or any of the Lenders pursuant to Section 2.14(b)(ii), 2.14(d) or 2.14(e)(i).

“Letter of Credit Sublimit” shall mean $10,000,000.

“LIBOR Based Rate” shall mean the LIBOR Rate plus the Applicable Margin.

“LIBOR Loan” shall mean any Demand Line of Credit Loan then bearing interest at a LIBOR Based Rate.

“LIBOR Rate” shall mean the rate per annum at which Dollar deposits approximately equal in principal amount to the amount of the applicable advance on which Borrower chooses to have interest accrue at a LIBOR Based Rate and for a maturity equal to the applicable Interest Period are offered in immediately available funds to the Administrative Agent, by leading banks in the London Interbank Eurodollar Market, at approximately 11:00 a.m., London time (or as soon thereafter as practicable), two (2) Business Days prior to the commencement of such Interest Period; provided, however, if the rate described above does not appear on page 3750 of the Dow Jones Markets Screen on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time on the day that is two (2) Business Days preceding the first day of such Interest Period. Such banks shall be selected by the Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. Buffalo, New York time, on the day that is two (2) Business Days preceding the first day of such Interest Period. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that the LIBOR Rate cannot be determined and the requested borrowing shall bear interest at the Base Rate.

In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Administrative Agent then for any Interest Period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature, including any conditional sale or other title retention agreement and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code as adopted in any jurisdiction.

“Loan Documents” shall mean this Agreement, the Demand Line of Credit Notes, the Subsidiary Guaranties, any Interest Rate Protection Agreement with Administrative Agent, Lender, or any Affiliate of any of them with respect to any Demand Line of Credit Loan(s), any L/C Application, any Letter of Credit, and the Borrower certifications delivered by the Borrower to Administrative Agent on or about the Closing Date and from time to time hereafter, and all other agreements and instruments extending, renewing, refinancing, refunding or reaffirming any Indebtedness, obligation or liability arising under any of the foregoing, in each case as the same may be amended, modified or supplemented from time to time hereafter in accordance with their respective terms.

“Loan Parties” shall mean Borrower and each of its Subsidiaries and “Loan Party” shall mean any of them.

“Material Adverse Effect” shall mean: (a) a material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Loan Parties, taken as a whole, (b) a material adverse effect on the ability of any Loan Party to perform or comply with any of the terms and conditions of any Loan Document to which it is a party or by which it or its assets are bound or on the ability of Borrower to cause any Subsidiary to comply with the covenants applicable to such Subsidiary and contained in any Loan Document, or (c) a material adverse effect on (i) the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document, or (ii) the ability of the Administrative Agent to enforce any right, or remedy under or in connection with any Loan Document.

“Multiemployer Plan” shall mean any employee benefit plan (a) which is a pension benefit plan, (b) is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and (c) to which any Loan Party or any Controlled Group Member has an obligation to contribute.

“Obligations” shall mean all Indebtedness, obligations and liabilities of any Loan Party to Administrative Agent, Bank or any Lender or any of their respective successors or assigns from time to time arising under or in connection with or related to or evidenced by or secured by this Agreement, the Demand Line of Credit Notes or any other Loan Document, and all extensions, renewals or refinancings thereof, whether such Indebtedness, obligations or liabilities are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising. Such Indebtedness, obligations and liabilities include all obligations under any interest rate or currency protection agreement, interest rate or currency future, interest rate or currency option, interest rate or currency swap or cap or other interest rate or currency hedge agreement relating to any Loan, including any Interest Rate Protection Agreement, with Administrative Agent, Bank or any Lender relating to the Demand Line of Credit Loan, any Reimbursement Obligations, the principal amount of the Demand Line of Credit Loans, interest, overdrafts, Foreign Exchange Obligations, cash management services, fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions, renewals and refinancings thereof, whether or not such Demand Line of Credit Loans were made or other transactions were entered into in compliance with the terms and conditions of this Agreement.

“Patents” shall mean all patents issued or assigned to and all patent applications made, acquired or owned by any Loan Party and all reissues, divisions, continuations, extensions and continuations-in-part thereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

“Pension-Related Event” shall mean any of the following events or conditions:

(a) Any action is taken by any Person (i) to terminate, or which would result in the termination of, a Plan, either pursuant to its terms or by operation of law (including any amendment of a Plan which would result in a termination under Section 4041(e) of ERISA) other than in compliance with Section 4041(b) of ERISA, or (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

(b) PBGC notifies any Person of its determination that an event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;

(c) Any Reportable Event occurs with respect to a Plan;

(d) Any action occurs, or is taken by Borrower, which could result in any Loan Party or any Controlled Group Member becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including seller liability incurred under Section 4204(a)(2) of ERISA), or any Loan Party or any Controlled Group Member receives from any Person a notice or demand for payment on account of any such alleged or asserted liability; or

(e) (i) There occurs any failure to meet the minimum funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed by Borrower or any Controlled Group Member showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or Borrower or any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any alleged or asserted such failure, (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan, or (iii) Borrower or any Controlled Group Member is required to provide security to a defined benefit Plan in accordance with Code Section 401(a)(29).

“Permitted Liens” shall have the meaning given such term in Section 7.1.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

“Plan” shall mean any employee pension benefit plan subject to Title IV of ERISA (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA maintained for employees of Borrower, any of Borrower’s Subsidiaries or any Controlled Group Member or to which Borrower or any Controlled Group Member makes or is required to make contributions.

“Potential Default” shall mean any event or condition which with notice, passage of time, or both, would constitute an Event of Default.

“Prime Rate” shall mean the per annum rate of interest announced by the Administrative Agent, from time to time, as its prime rate (which is not necessarily the best or lowest rate of interest charged borrowers), such rate to change automatically effective as of the effectiveness of each announced change in such prime rate.

“Pro Rata Share” of any amount shall mean, with respect to any of the Lenders at any time, the product of (a) such amount multiplied by (b) a fraction the numerator of which is such Lender’s Approved Principal Amount(s) at such time (or, if the Demand Line of Credit Facility shall have been terminated at or prior to such time, such Lender’s Approved Principal Amount(s) as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of Approved Principal Amounts at such time (or, if the Demand Line of Credit Facility shall have been terminated at or prior to such time, the Approved Principal Amounts as in effect immediately prior to such termination).

“Regular Payment Date” shall mean the first day of each calendar month.

“Reimbursement Obligations” shall have the meaning given such term in Section 2.14(b).

“Reportable Event” shall mean (a) a reportable event described in Section 4043 of ERISA and regulations thereunder; or (b) a withdrawal by a substantial employer from a single-employer plan which has two or more contributing sponsors, at least two of which are not under common control, as referred to in Section 4063(b) of ERISA.

“Required Lenders” shall mean, at any time, Lenders having Approved Principal Amounts representing at least 50% of the total Approved Principal Amounts at such time but at least two Lenders if there is more than one Lender.

“Requirement of Law” shall mean, as to any Person, the Governing Documents of such Person and any Law, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property (now owned or hereafter acquired) or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Reserve Percentage” shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Solvent” shall mean, with respect to any Person at any time, that at such time (a) the sum of the debts and liabilities (whether or not reflected on a balance sheet prepared in accordance with GAAP, including contingent liabilities) of such Person are not greater than all of the assets of such Person at a fair valuation, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, does not intend to incur, and does not believe that it will incur, debts or liabilities (including contingent liabilities) beyond such person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not otherwise insolvent as defined in, or otherwise in a condition which could in any circumstances then or subsequently render any transfer, conveyance, obligation or act then made, incurred or performed by it avoidable or fraudulent pursuant to, any Law that may be applicable to such Person pertaining to bankruptcy, insolvency or creditors’ rights (including, but not limited to, the Bankruptcy Code of 1978, as amended, and, to the extent applicable to such Person, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any other applicable Law pertaining to fraudulent conveyances or fraudulent transfers or preferences).

“Special Account” shall mean a specified cash collateral account maintained by Bank in connection with Letters of Credit as contemplated by Section 2.14(a)(v).

“Subsidiary” of a Person at any time shall mean any Person of which a majority (by number of shares, Equity Interests or number of votes) of any class of outstanding capital stock or

Equity Interest (determined by value) is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and any trust or other Person of which a majority of any class of outstanding Equity Interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person.

“Subsidiary Guaranty” and “Subsidiary Guaranties” shall have the meanings given such terms in Section 3.1.

“Taxes” shall have the meaning set forth in Section 4.19.

“Trademarks” shall mean all federal and state trademark and servicemark registrations and applications made, acquired or owned by any Loan Party.

“Voting Interests” shall mean shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.

1.2 Construction. Unless the context of this Agreement otherwise clearly requires or unless otherwise defined in this Agreement, references to the plural include the singular and the singular the plural; “or” has the inclusive meaning represented by the phrase “and/or”; and “property” includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed. References in this Agreement to “determination” (and similar terms) by the Administrative Agent or the Required Lenders include good faith estimates by such party (in the case of quantitative determinations) and good faith beliefs by such party (in the case of qualitative determinations). The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “include” and “including” mean “including without limitation.” The Section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, exhibit and schedule references are to this Agreement unless otherwise specified.

1.3 Accounting Terms.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles in the United States (“GAAP”) which shall be applied on a basis consistent with the principles used in preparing the most recent annual financial statements of Borrower furnished to Administrative Agent hereunder.

(b) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided that in making determinations of the aggregate Indebtedness of a Person and its Subsidiaries, any Indebtedness of such Person or any such Subsidiary described in clause (i) of the definition of Indebtedness herein shall be treated as if such Person or such Subsidiary were an obligor with respect to such Indebtedness.

2. THE DEMAND LINE OF CREDIT FACILITY.

2.1 Discretionary Advances. Subject to all of the terms and conditions of this Agreement and relying on the representations and warranties herein set forth,

(a) Demand Line of Credit. Each Lender may make advances to Borrower from time to time under the Demand Line of Credit in its sole discretion, provided that no such advance shall be made unless approved by the Required Lenders in their sole discretion and funded by them in accordance with their Pro Rata Shares (collectively, the “Demand Line of Credit Loan” or “Demand Line of Credit Loans”, and each a “Demand Line of Credit Loan”) in a maximum aggregate principal amount up to, but not exceeding, the Approved Principal Amount of such Lender, subject to Section 2.1(b). Bank may issue Letters of Credit, in its sole discretion, for the account of Borrower in accordance with Section 2.14 hereof, each in an amount not to exceed the Approved Balance and in an aggregate maximum principal amount not to exceed the Letter of Credit sublimit. The decision to continue to make the Demand Line of Credit Facility available to the Borrower and the decision whether to make any Demand Line of Credit Loan shall be in the sole discretion of the Lenders. The decision to issue any Letter of Credit shall be in the sole discretion of the Bank. The Demand Line of Credit Facility is available subject to the Lenders’ continuing review and right of modification, restriction, suspension or termination at any time for any reason in the sole discretion of the Lenders. No modification, restriction, suspension or termination of the Demand Line of Credit Facility shall affect the Borrower’s obligation to repay the principal amount of each Demand Line of Credit Loan, its obligation to pay interest on the outstanding principal amount of each Demand Line of Credit Loan or any other Obligation of Borrower to the Lenders or to Bank.

(b) Advances. Under the Demand Line of Credit Facility, Borrower may request advances, repay and re-request from time to time (subject to the Lenders’ discretion with respect to any advance and subject to limitations on timing of repayment of advances then bearing interest at a LIBOR Based Rate) up to the Approved Balance. An advance under the Demand Line of Credit Facility shall be requested by telephone, with subsequent fax confirmation, or by fax, on behalf of Borrower by its Authorized Representative providing to the Administrative Agent (i) in the case of an advance bearing interest at a LIBOR Based Rate, not less than two (2) Business Days’ advance written notice of a request for such advance, which advance shall be in an amount of at least $500,000 and in $100,000 increments if in excess thereof, and shall be requested no later than 12:00 noon on the day which is two days prior to the date the advance is requested to be made and (ii) in the case of an advance bearing interest at the Base Rate, written notice no later than 3:00 p.m., Buffalo, New York time of a request for such advance on the same Business Day that such advance is requested to be made, which advance need not be in any minimum amount. Each request for an advance hereunder shall (i) specify the date of such advance, whether such advance shall bear interest at a LIBOR Based Rate or the Base Rate, and, if such advance is a LIBOR Loan, the duration of the Interest Period applicable thereto and whether Borrower is electing the Automatic Continuation Option for such LIBOR Loan and (ii) be signed by an Authorized Representative; provided, however, that there shall be no more than six (6) LIBOR Loans outstanding under the Demand Line of Credit Facility at any time. Each request for advance shall be made to the Administrative Agent at the following address and fax number:

Manufacturers and Traders Trust Company,

        As Administrative Agent

One Fountain Plaza

Buffalo, New York 14202

Attn: Valerie Eckridge Loan Operations

Phone: (716) 848-7258

Fax: (716) 848-7881

(c) Treatment of Overadvances. If at any time the Administrative Agent determines that the total principal sum outstanding under the Demand Line of Credit Notes plus the L/C Amount exceeds the Demand Line of Credit Facility, then, immediately upon demand therefor by the Administrative Agent, Borrower shall make payments to the Administrative Agent, for the accounts of the applicable Lenders, in an amount sufficient to reduce the sum of the L/C Amount and the principal amount outstanding under the Demand Line of Credit Notes to the Demand Line of Credit Facility.

(d) Funding. Each Lender shall credit an account of Borrower maintained with Bank with the proceeds of each discretionary advance made by such Lender on the Demand Line of Credit Facility on the date thereof.

2.2 Promissory Notes.

(a) Demand Line of Credit Note. The obligation to repay all amounts outstanding from time to time under the Demand Line of Credit Facility shall be evidenced by one or more promissory notes in the form of Exhibit A hereto in the aggregate principal amount of up to the Demand Line of Credit Facility (each, as the same may be amended, modified or supplemented from time to time in accordance with its terms, a “Demand Line of Credit Note” and, collectively the “Demand Line of Credit Note”).

(b) Notes Generally. Each Lender is hereby authorized to record the date, amount and type of each Demand Line of Credit Loan made by such Lender, the date and amount of each payment or prepayment of principal thereof, the LIBOR Rate or Adjusted Base Rate and Applicable Margin applicable thereto and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, on its internal books and records and/or on any schedule annexed to and constituting a part of any Demand Line of Credit Note, and any such recordation on such schedule, or any such entries made on such Lender’s books and records, shall constitute presumptive evidence of the accuracy of the information so recorded; provided that the failure by any Lender to make any such recordation, or any error therein, shall not limit or in any manner affect the Obligations of the Borrower.

2.3 Interest and Interest Payments.

(a) Applicable Rate.

(i) Demand Line of Credit Facility. Each advance under the Demand Line of Credit Facility shall bear interest, calculated daily at the per annum Interest Rate and, in the case of a LIBOR Loan, for the Interest Period, selected by Borrower, in the case of the initial Interest Rate, in a letter delivered to the Administrative Agent at least two (2) Business Days prior to the Closing Date, and, thereafter, communicated to the Administrative Agent at the times and in the manner set forth in Section 2.1(b) for advances which times and manner shall likewise apply to subsequent interest rate changes, in each case from the following two options (A) the applicable Base Rate or (B) the applicable LIBOR Based Rate.

(ii) Computation. All computations of LIBOR Based Rate interest shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed. All computations of Base Rate interest shall be made on the basis of a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as the case may be, and the actual number of days elapsed. Interest shall be calculated from and including the date of the applicable Loan or advance to, but excluding, the date the outstanding principal balance thereof, with all accrued interest, is paid in full.

(b) Interest Rate Elections. Borrower shall give the Administrative Agent, in accordance with Section 2.3(a) hereof, notice of its elected rate option with respect to the applicable portion of the Demand Line of Credit Loans. If Borrower does not elect a new Interest Period prior to the expiration of any Interest Period, the interest rate for the relevant advance(s) may be set by the Administrative Agent at the applicable Base Rate or at the applicable seven day LIBOR Based Rate at the Administrative Agent’s discretion. Borrower will have the right to change from a Base Rate to a LIBOR Based Rate at any time with respect to any advance but may change from a LIBOR Based Rate to a Base Rate only at the end of the applicable Interest Period for such advance.

(c) Interest Payments. Borrower shall make payments of interest to the Administrative Agent for the account of the applicable Lenders, on the outstanding balance of the Demand Line of Credit Loans at the Interest Rate calculated from time to time in accordance with Section 2.3 hereof, (i) with respect to Demand Line of Credit Loans bearing interest at the Base Rate, on each Regular Payment Date, beginning with the first such date occurring after the Closing Date and (ii) with respect to Demand Line of Credit Loans bearing interest at the LIBOR Based Rate, on the last day of each Interest Period unless the applicable Interest Period is ninety (90) days or longer, in which case interest shall be payable every ninety (90) days and on the last day of the applicable Interest Period, in each case beginning with the first such date occurring after the Closing Date.

(d) Conversion Upon Default. Unless the Administrative Agent shall otherwise consent in writing, if a Potential Default or Event of Default has occurred and is continuing, Borrower may not elect to have any advance converted or continued as a LIBOR Loan or obtain any advance which bears interest at a LIBOR Based Rate. Further, the Administrative Agent, in its sole discretion, may (i) permit any outstanding LIBOR Loans to continue until the last day of the applicable Interest Period at which time such Loan shall automatically be converted into a Base Rate Loan or (ii) convert any outstanding LIBOR Loans into a Base Rate Loan before the end of the applicable Interest Period applicable to such LIBOR Loan. Nothing herein shall be construed to be a waiver by Administrative Agent to have any Loan accrue interest at the Default Interest Rate or the right of the Administrative Agent to the amounts set forth in Section 2.13(d) of this Agreement.

2.4 Principal Payments. The Demand Line of Credit Facility shall terminate, and the outstanding principal balance of the Demand Line of Credit Loan, together with any accrued and unpaid or demand interest and any other amount due under this Agreement or the Loan Documents shall be due and payable by Borrower to the Administrative Agent, for the accounts of the applicable Lenders, upon demand by the Administrative Agent at the direction of the Required Lenders.

2.5 Default Rate. After (a) the earlier to occur of (i) demand for repayment of the Obligations and (ii) the occurrence of any Event of Default and (b) written notice thereof from the Administrative Agent to Borrower with the concurrence of the Required Lenders, the interest rate on the Demand Line of Credit Notes shall change to the Default Interest Rate and Borrower shall pay interest on Demand Line of Credit Notes to the Administrative Agent, for the benefit of the Lenders, at the Default Interest Rate.

2.6 Maximum Allowable Interest Rate. It is the intent of all parties hereto that in no event shall interest be payable hereunder at a rate in excess of the maximum rate permitted by applicable law (the “Maximum Legal Rate”). If at any time the rate of interest on any Demand Line of Credit Loan would exceed the Maximum Legal Rate, the interest payable on the Demand Line of Credit Loan shall be limited to the Maximum Legal Rate. Any interest received by the Administrative Agent or any Lender in excess of the Maximum Legal Rate shall be applied to the outstanding principal balance of the Demand Line of Credit Loan or, if required by law, returned to the Borrower.

2.7 Payments.

(a) Except as otherwise provided herein with respect to amounts under Section 2.13, the Borrower shall, at the time of making each payment under this Agreement or any Demand Line of Credit Note, specify the Demand Line of Credit Loan, Reimbursement Obligation or other amounts payable by the Borrower to which such payment is to be applied, provided, that if the Borrower fails to so specify the Administrative Agent may apply such payment in such manner as it may determine to be appropriate.

(b) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement with respect to the Demand Line of Credit Loan and Demand Line of Credit Notes, and, except to the extent otherwise provided therein, all payments to be made by the Borrower under any other Loan Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent, for the account of the applicable Lenders, at any banking office of the Administrative Agent, not later than (i) 12:00 noon Buffalo, New York time in the case of LIBOR Loans or (ii) 3:00 p.m. Buffalo, New York time in the case of Base Rate Loans, in each case on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(c) The Borrower hereby irrevocably authorizes the Administrative Agent (but the Administrative Agent shall not be obligated) to charge, when due, the amount of any principal, interest or other amount payable by the Borrower hereunder against funds in any deposit account of the Borrower with the Administrative Agent, without the requirement of prior notice to the Borrower.

(d) If the due date of any payment under this Agreement or any Demand Line of Credit Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension.

2.8 Use of Proceeds. The proceeds of the Demand Line of Credit Loans and of each Letter of Credit issued hereunder shall be used by Borrower to refinance existing Indebtedness of the Borrower and for working capital and general corporate purposes.

2.9 Fees.

(a) Letter of Credit Fees. The Borrower agrees to pay letter of credit fees as set forth in Section 2.14 hereof.

(b) Other Fees. The Borrower agrees to pay to the Administrative Agent (for its own account) such fees payable in such amounts and at such times as separately agreed in writing between the Borrower and the Administrative Agent.

2.10 Late Fees. Any payment due will be a late payment if it is not made on or before the tenth (10th) Business Day of the month in which it is due. Any late payment on the Demand Line of Credit Loan will be assessed an additional charge of two percent (2%) of the overdue payment which shall be payable to the Administrative Agent immediately, for the account of the applicable Lenders (according to each Lender’s Pro Rata Share).

2.11 Prepayment.

(a) Voluntary Prepayment of Base Rate Loans. Borrower may, at any time, prepay all or part of the outstanding principal amount of the Demand Line of Credit Loan then bearing interest at the Base Rate without premium or penalty.

(b) Voluntary Prepayment of LIBOR Loans. Borrower shall not make any principal payment on any LIBOR Loan prior to the end of the applicable Interest Period and, if Borrower makes any such payment, Borrower shall pay to the Administrative Agent, for the account of the applicable Lenders, the amounts described in Section 2.13(d) hereof. Any principal payment on any LIBOR Loan made at the end of the applicable Interest Period may be made without premium or penalty.

2.12 [Intentionally Omitted].

2.13 Change in Circumstances. (a) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market generally, deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to Borrower, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make the LIBOR Based Rate option available to Borrower shall be suspended for future advances and all amounts made available to Borrower by the Lenders hereunder to which such LIBOR Based Rate option then applies shall bear interest at the LIBOR Based Rate option for the remainder of the then applicable Interest Period and thereafter at the Base Rate option. Upon notification from the Administrative Agent to Borrower that the circumstances giving rise to the suspension no longer exist, the LIBOR Based Rate option shall again be available to Borrower in accordance with the terms of this Agreement.

(b) If, after the Closing Date, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by a Lender with any request or directive (whether or not having the force of law) of any such authority shall make it unlawful or impossible for such Lender to make available to Borrower the LIBOR Based Rate option, such Lender shall forthwith give notice thereof to the Administrative Agent who shall forthwith transmit the same to Borrower. Upon receipt of such notice, all amounts owed by Borrower to such Lender then bearing interest at the LIBOR Based Rate option shall bear interest at the LIBOR Based Rate option for the remainder of the then applicable Interest Period and thereafter at the Base Rate option.

(c)(i) If after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the Closing Date (each, a “Regulatory Change”):

(A) shall subject such Lender, to any tax, duty or other charge with respect to any portion of the Demand Line of Credit Loan then bearing interest at the LIBOR Based Rate option, or shall change the basis of taxation of payments to such Lender of the principal of or interest on any portion of the Demand Line of Credit Loan bearing interest at the LIBOR Based Rate option (except for changes in the rate of tax on the overall net income of such Lender); or

(B) shall impose, modify or deem applicable any reserve (including any imposed by the Board of Governors of the Federal Reserve System), Reserve Percentage, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender, or shall impose on such Lender or on the United States market for certificates of deposit or the London interbank market any other condition affecting any portion of the Demand Line of Credit Loan bearing interest at the LIBOR Based Rate option;

and the result of any of the foregoing is to increase the cost to such Lender of making available to Borrower the LIBOR Based Rate option with respect to any portion of the Demand Line of Credit Loan or to reduce the amount of any sum received or receivable by such Lender under this Loan Agreement or any Demand Line of Credit Note, by an amount deemed by such Lender to be material, then, upon demand by such Lender, through the Administrative Agent, Borrower agrees to pay to the Administrative Agent, for the account of such Lender within thirty (30) days of demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(ii) If after the Closing Date, a Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, reserve requirements, taxes (except for changes in the rate of tax on the overall net income of such Lender) or other charges, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy, reserve requirements, taxes (except for changes in the rate of tax on the overall net income of such Lender) or other charges (whether or not having the force of law) of any such authority, central bank or comparable agency (each, an “Other Change”), has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy, reserve requirements, taxes and other charges) by an amount deemed by such Lender to be material, then from time to time, within thirty (30) days after demand by such Lender, through the Administrative Agent, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reductions.

(iii) Each Lender shall promptly notify the Administrative Agent, which shall promptly notify Borrower, of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 2.13(c). A certificate of such Lender setting forth the basis for determining such additional amount or amounts necessary to reasonably compensate such Lender shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, no amount shall be payable by Borrower under this Section 2.13(c) with respect to any period in excess of 270 days prior to the date of any demand by the Administrative Agent unless the effect of a Regulatory Change or Other Change is retroactive by its terms to a period prior to the date of the implementation of such Regulatory Change or Other Change, in which case any additional amount or amount shall be payable for the retroactive period but only if the Administrative Agent provides its written demand not later than 270 days after the implementation of such Regulatory Change or Other Change.

(d) Borrower shall pay to the Administrative Agent for the account of each applicable Lender, promptly upon the request by such Lender through the Administrative Agent, such amount or amounts as shall be sufficient to compensate such Lender for any loss, cost or expense which such Lender determines is attributable to (x) the payment or prepayment of all or any portion of the Demand Line of Credit Loan to which the LIBOR Based Rate option applies on a date other than the last day of the applicable Interest Period or (y) Borrower’s failure to draw down, in whole or in part, a LIBOR Loan requested under Section 2.1(b) or Borrower’s attempt to revoke a LIBOR Loan or (z) the conversion of the rate of interest on the Demand Line of Credit Loan or any portion thereof from the LIBOR Based Rate to the Base Rate in accordance with Section 2.3(d) hereof. Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or prepaid for the period from the date of such payment or prepayment to the last day of the applicable Interest Period at the applicable rate of interest for the Demand Line of Credit Loan or portion thereof over (ii) the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in each case, in amounts comparable to such principal amount and with maturities comparable to such period, as determined by such Lender. The determination by the Administrative Agent of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower.

2.14 Letters of Credit.

(a) Letters of Credit.

(i) Issuance. Bank may, on the terms and subject to the conditions herein set forth, issue, from the Closing Date to the earliest to occur of (x) an Event of Default, and (y) demand on the Demand Line of Credit, one or more irrevocable standby or commercial or documentary letters of credit (each, a “Letter of Credit”) for the Borrower’s account. The Bank shall have no obligation to issue, amend, renew or extend any Letter of Credit at any time, including, without limit, if the face amount of the Letter of Credit to be issued would (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that the face amount of such Letter of Credit will not) exceed the lesser of:

(A) The Letter of Credit Sublimit less the L/C Amount, or

(B) The Approved Balance.

(ii) L/C Application. Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into between the Borrower and the Bank, completed in a manner satisfactory to the Bank. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but (i) if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control, (ii) the term “Event of Default” in any such L/C Application shall be deemed to have the meaning given such term in this Agreement, (iii) any interest on any Demand Line of Credit Loan shall be as set forth in this Agreement and, without double counting, any interest applicable to any Reimbursement Obligation shall be as set forth in the L/C Application, and (iv) any provision in the L/C Application indicating that the L/C Application, with or without other documents, represents the entire agreement among the parties with respect to the applicable Letter of Credit shall be deemed amended to provide that the L/C Application together with this Agreement and any other documents referenced in such provision, represents the entire agreement among the parties with respect to the applicable Letter of Credit. Each Letter of Credit issued by Bank upon the application of Borrower or any Subsidiary prior to the date of this Agreement and remaining outstanding on the date hereof shall, upon execution of this Agreement, be deemed to have been issued pursuant to this Agreement and the applicable L/C Application.

(iii) [Intentionally Omitted].

(iv) Representation. Any request for Bank to issue a Letter of Credit shall be deemed to be a representation by the Borrower that the conditions set forth in Section 5.2 have been satisfied as of the date of the request.

(v) Special Account. If demand is made under the Demand Line of Credit Loan while the L/C Amount exceeds zero, the Borrower shall thereupon pay the Bank in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount. The Special Account shall be an interest bearing account maintained at the Bank. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. Bank may apply amounts on deposit in the Special Account at any time or from time to time to the Obligations in the Bank’s sole discretion. The Borrower may not withdraw any amounts on deposit in the Special Account as long as the L/C Amount exceeds zero.

(b) Payment of Amounts Drawn Under Letters of Credit; Reimbursement Obligations. The Borrower shall pay to the Bank any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated.

(i) Reimbursement Obligations. The Borrower shall pay to the Bank on the day a draft is honored under any Letter of Credit the amount provided for in the applicable L/C Application relative to such draw, in accordance with such L/C Application, plus interest on all such amounts, charges and expenses as set forth below (the Borrower’s obligation to pay all such amounts is herein referred to as the “Reimbursement Obligation”).

(ii) Demand Line of Credit Advance. Whenever a draft is honored under a Letter of Credit, the Bank shall be deemed to have made a Base Rate advance under the Demand Line of Credit Loan in the amount of the Reimbursement Obligation, the proceeds of which advance shall be deemed to have been applied to pay the Reimbursement Obligation. Such advance shall be repayable in accordance with and be treated in all other respects as a Demand Line of Credit Loan.

(iii) Demand Obligation. If a draft is submitted under a Letter of Credit when the Borrower is unable, due to an Event of Default or for any other reason, to obtain an advance under the Demand Line of Credit Loan to pay the Reimbursement Obligation, such advance shall nonetheless be deemed to have been made pursuant to Section 2.14(b)(ii) and the Borrower shall pay to the Bank on demand and in immediately available funds, the amount of the deemed Base Rate advance under the Demand Line of Credit Loan together with interest thereon, accrued from the date of the draft until payment in full at the Default Rate applicable to the Demand Line of Credit Loan.

(iv) Demand Line of Credit Notes. The Borrower’s obligation to pay any advance made under this Section 2.14, shall be evidenced by the Demand Line of Credit Notes and shall bear interest as provided in Section 2.3.

(c) Obligations Absolute. The Borrower’s obligations arising under this Section 2.14 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Section 2.14, under all circumstances whatsoever, including the following circumstances, provided, however, that Borrower’s performance of its absolute obligations hereunder shall not constitute a waiver by Borrower of any remedy it may otherwise have against Bank:

(i) Related Documents. Any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the “Related Documents”);

(ii) Amendment; Waiver. Any amendment or waiver of or any consent to departure from all or any of the Related Documents;

(iii) Claims. The existence of any claim, setoff, defense or other right which the Borrower may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

(iv) Insufficiency. Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(v) Noncompliance. Payment by or on behalf of the Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

(vi) Other Circumstances. Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(d) Letter of Credit Fees. The Borrower agrees to pay, on demand, with respect to Letters of Credit issued hereunder, the following fees: (i) to the Administrative Agent for the benefit of the Lenders (according to each Lender’s Pro Rata Share), a letter of credit fee in respect of each Letter of Credit issued hereunder which accrues at a per annum rate equal to (x) the face amount of such Letter of Credit multiplied by (y) the Applicable Margin for LIBOR Loans, as the same may change from time to time, such fees to be calculated on the basis of a 360 day year for the number of days from issuance of such Letter of Credit to its expiration date and to be paid by the Borrower in advance upon issuance, and any renewal or extension, thereof, and (ii) to the Bank, for its own account, the documentation and administrative fees and other charges charged by the Bank in connection with the issuance of any Letter of Credit, honoring of drafts thereunder, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit. The

Administrative Agent is authorized to make a Demand Line of Credit Loan to the Borrower for the amount of any fee described in this paragraph.

(e) Letter of Credit Advances. (i) Upon demand by the Bank, each of the Lenders shall purchase from the Bank, and the Bank shall sell and assign to each of the Lenders, such Lender’s Pro Rata Share of each of the outstanding Letter of Credit Advances arising under this Section 2.14 and owing to the Bank as of the date of such demand, by making available to the Administrative Agent for the account of the Bank, in same day funds, an amount equal to its Pro Rata Share of each such outstanding Letter of Credit Advance. Promptly after receipt of such funds, the Administrative Agent shall transfer such funds to the Bank. Each of the Lenders hereby agrees to purchase its Pro Rata Share of each outstanding Letter of Credit Advance owing to the Bank for which a demand for the purchase thereof has been made on (A) the Business Day on which demand therefor is made by the Bank so long as notice of such demand is given not later than 1:00 P.M. (Buffalo, New York time) on such Business Day or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time. The Borrower hereby agrees to each such sale and assignment. Upon any such assignment by the Bank to any of the Lenders of a portion of a Letter of Credit Advance owing to the Bank, the Bank represents and warrants to such Lender that the Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any adverse claim, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, any of the Loan Documents or any of the Loan Parties. If and to the extent that any of the Lenders shall not have so made its Pro Rata Share of any applicable Letter of Credit Advance available to the Administrative Agent in accordance with the foregoing provisions of this Section 2.14(e)(i), such Lender hereby agrees to pay to the Administrative Agent forthwith on demand the amount of its Pro Rata Share of such Letter of Credit Advance, together with all accrued and unpaid interest thereon, for each day from the date of demand therefor by the Bank until the date on which such amount is paid to the Administrative Agent, at the Base Rate. If any of the Lenders shall pay to the Administrative Agent the amount of its Pro Rata Share of any applicable Letter of Credit Advance for the account of the Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for all purposes of this Agreement, and the outstanding principal amount of the applicable Letter of Credit Advance made by the Bank shall be reduced by such amount on such Business Day.

(ii) The obligation of each of the Lenders to purchase its Pro Rata Share of each outstanding Letter of Credit Advance owing to the Bank upon demand for the purchase thereof pursuant to clause (i) of this Section 2.14(e) shall be absolute, unconditional and irrevocable, and shall be made strictly in accordance with the terms thereof under all circumstances, including the following circumstances:

(A) any lack of validity or enforceability of any of the Loan Documents, any L/C Application, any of the Letters of Credit or any of the other agreements or instruments relating thereto;

(B) the existence of any claim, set-off, defense or other right that such Lender or any other Person may have at any time against any beneficiary or any transferee of a Letter of

Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Bank, the Borrower, any of the other Loan Parties or any other Person, whether in connection with the transactions contemplated by the Loan Documents or any unrelated transaction;

(C) the validity, sufficiency or genuineness of any documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged or any of the statements made therein shall prove to be in any or all respects incorrect;

(D) payment by the Bank against presentation of any documents that do not strictly comply with the terms of a Letter of Credit, including the failure of any documents to bear any reference or adequate reference to the Letter of Credit;

(E) the occurrence and continuance of any Potential Default or Event of Default; or

(F) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(f) Failure to Make Letter of Credit Advances. The failure of any of the Lenders to purchase its Pro Rata Share of any outstanding Letter of Credit Advance owing to the Bank for which a demand for the purchase thereof has been made pursuant to Section 2.14(e)(i) shall not relieve any of the other Lenders of its obligation to purchase its Pro Rata Share of such outstanding Letter of Credit Advance on the date of demand therefor, but none of the Lenders shall be responsible for the failure of any of the other Lenders to purchase its Pro Rata Share of such outstanding Letter of Credit Advance on the date of demand therefor.

2.15 Sharing in Set-Offs, Etc. (a) The Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to set off against the amounts owing under the Demand Line of Credit Notes any property held in a deposit or other account with such Lender or any of its Affiliates or otherwise owing by such Lender or any of its Affiliates in any capacity to Borrower or any guarantor or endorser of any Obligation. Such set off shall be deemed to have been exercised immediately at the time such Lender or such Affiliate elects to do so. In the event of any such set off, such Lender shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender to whom any Obligations are owed shall obtain from any Loan Party payment of any amount under this Agreement or any other Loan Document through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent), and, as a result of such payment, such Lender shall have received a greater percentage of its Pro Rata Share of the Obligations than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participation in (or, if and to the extent specified by such Lender, direct interests in) the Demand Line of Credit Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and/or make such other adjustments from time to time as shall be equitable, so that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their Pro Rata Shares. All Lenders agree to make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Demand Line of Credit Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation. Any amount referenced in this Section 2.15(b) which is in excess of the outstanding Obligations shall be promptly remitted to the Administrative Agent for appropriate distribution.

(c) Nothing contained herein shall require any Lender to exercise any of its rights under this Section 2.15 or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of the Borrower to such Lender. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 2.15 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.15 to share in the benefits of any recovery on such secured claim.

2.16 Settlement between Administrative Agent and Lenders. The Administrative Agent and the Lenders shall settle on an aggregated and netted basis (the “Settlement Amount”) on a weekly basis or with such greater frequency as the Administrative Agent may determine (each such date on which such a settlement occurs being a “Settlement Date”) for all amounts which shall have become due to and due from the Administrative Agent and the Lenders since the immediately preceding Settlement Date with respect to any Obligations, other than the Settlement Amount which became due on the immediately preceding Settlement Date. The Administrative Agent shall notify the Lenders by 11:00 A.M. on each Settlement Date of the Settlement Amount which is payable by the Administrative Agent or the Lenders, and the Administrative Agent or the Lenders, as the case may be, shall make payment of the Settlement Amount by an electronic funds transfer not later than 5:00 P.M. on the Settlement Date. Nothing in this Section 2.16 or the settlement procedures made pursuant to this Section 2.16 shall be deemed to change, as between the Borrower and the Lenders, the amount of the Demand Line of Credit Loans which are outstanding under the Demand Line of Credit Notes to each of the Lenders or the accrual of interest due to each of the Lenders on such Demand Line of Credit Loans.

3. GUARANTIES. The Obligations of Borrower under this Agreement and the Loan Documents shall be subject to guarantees granted to the Administrative Agent for the benefit of itself, the Lenders and Bank and set forth in the following documents:

3.1 Subsidiary Guaranties. Each of Borrower’s direct and indirect Domestic Subsidiaries shall have guaranteed payment and performance of the Obligations pursuant to one or more Guaranties delivered to the Administrative Agent by such Domestic Subsidiaries and in form and substance satisfactory to the Administrative Agent (each, as the same may be amended, modified or supplemented from time to time in accordance with its terms, a “Subsidiary Guaranty” and, collectively, the “Subsidiary Guaranties”).

4. REPRESENTATIONS AND WARRANTIES. Borrower makes the following representations and warranties which shall be deemed to be continuing representations and warranties so long as any Obligations, other than Continuing Obligations, remain unpaid:

4.1 Organizational Status. Borrower is a New York corporation. Each Loan Party is an entity which is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and has the power and authority to own its assets and to transact the business in which it is now engaged or presently proposes to be engaged. Each Loan Party is duly qualified to do business as a foreign corporation or other entity and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary or advisable, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.2 Power and Authorization. Each Loan Party has the power and authority to execute, deliver, perform, and take all actions contemplated by, each Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary proceedings on its part, including all necessary proceedings on the part of its shareholders, partners or members, as the case may be. Without limitation of the foregoing, Borrower has the corporate, partnership or limited liability company power and authority to request the Demand Line of Credit Loans in accordance with the Loan Documents to the fullest extent permitted hereby and thereby from time to time, and has taken all necessary action to authorize such requests and the borrowings contemplated hereby and thereby.

4.3 Execution and Binding Effect. This Agreement and each other Loan Document to which any Loan Party is a party has been duly and validly executed and delivered by such Loan Party. This Agreement and each other Loan Document constitutes the legal, valid and binding obligation of each Loan Party executing the same, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights.

4.4 Compliance with Laws; Governmental Approvals and Filings. The Borrower is in compliance with all Laws of all Governmental Authorities relating to its business operations and assets, except for Laws the violation of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No approval, order, consent, authorization, certificate, license, permit or validation of or from, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, “Governmental Action”) is or will be necessary in connection with the execution or delivery of any Loan Document by any Loan Party, the consummation by any Loan Party of the transactions herein or therein contemplated or the performance of or compliance with the terms and conditions hereof or thereof by any Loan Party. No Loan Party has made any application to any Governmental Authority requesting, or in connection with, any Governmental Action which application, when taken together with all amendments, supplements and modifications thereto, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

4.5 Absence of Conflicts. Neither the execution and delivery of any Loan Document by any Loan Party, nor the consummation by any Loan Party of the transactions herein or therein contemplated, nor performance of or compliance with the terms and conditions hereof or thereof by any Loan Party, as the case may be, does or will

(a) violate or conflict with any Requirement of Law, or

(b) violate, conflict with or result in a breach of any term or condition of, or constitute a default under, or result in (or give rise to any right, contingent or otherwise, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or otherwise, to create or impose) any Lien upon the assets of any Loan Party pursuant to, or otherwise result in (or give rise to any right, contingent or otherwise, of any Person to cause) any change in any right, power, privilege, duty or obligation of any Loan Party under or in connection with,

(i) the Governing Documents of any Loan Party or any general partner or managing member of any Loan Party, if applicable,

(ii) any contractual obligations creating, evidencing or securing any Indebtedness to which any Loan Party is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, or

(iii) any other contractual obligation of any Loan Party, where the violation, conflict, breach or default, or result, is, has or would be reasonably likely to be or have a Material Adverse Effect, or

(c) require the consent of, or notice to, any Person pursuant to any of the items referenced in clauses (i), (ii) or (iii) of Section 4.5(b) above, which consent has not been obtained or which notice has not been given.

4.6 Labor Matters

(a) No employee of any Loan Party is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee, and no Loan Party has any obligation under any collective bargaining agreement or other agreement with any labor union or any obligation to recognize or deal with any labor union, and there are no such contracts or other agreements pertaining to or which determine the terms or conditions of employment of any employee of any Loan Party; (ii) Borrower has no knowledge of any pending or threatened representation campaigns, elections or proceedings; (iii) Borrower has no knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof, and no such activities occurred during the 24-month period preceding the Closing Date; (iv) no Loan Party has engaged in, admitted committing or been held to have committed any material unfair labor practice; and (v) there are no controversies or grievances between any Loan Party and any of its employees or representatives thereof, except, in the case of this clause (v), for any such controversies or grievances which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party has at all times complied in all material respects, and is in material compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, and payment and withholding of taxes in connection with employment.

(c) The Loan Parties have at all times complied in all material respects with, and are in material compliance with, all applicable laws, rules and regulations respecting occupational health and safety, whether now existing or subsequently amended or enacted, including the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq. analogous state laws, rules and regulations, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.

4.7 Absence of Undisclosed Liabilities. Except as referred to or provided for in the most recent financial statements delivered pursuant to Section 6.2, no Loan Party has any liability or obligation of any nature whatever (whether absolute, accrued, contingent or otherwise, whether or not due), except liabilities or obligations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.8 Accurate and Complete Disclosure. No representation or warranty made at any time by any Loan Party pursuant to or in connection with this Agreement or the other Loan Documents, and no statement made at any time by any Loan Party in any financial statement, certificate, report, exhibit or document furnished by it or on its behalf to Administrative Agent or any Lender pursuant to or in connection with this Agreement or the other Loan Documents, was false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading) at the time made or deemed made. There is no fact known to the Borrower which materially adversely affects, or which could reasonably be expected to materially adversely affect, the business, assets, results of operations, financial condition or prospects of the Borrower and its Subsidiaries taken as a whole, exclusive of effects resulting from changes in general economic conditions.

4.9 [Intentionally Omitted].

4.10 Margin Regulations. No part of the proceeds of the Demand Line of Credit Loans will be used for the purpose of buying or carrying any “margin stock,” as such term is used in Regulations G and U of the Board of Governors of the Federal Reserve System, as amended from time-to-time, or to extend credit to others for the purpose of buying or carrying any “margin stock.” No Loan Party is engaged in the business of extending credit to others for the purpose of buying or carrying margin stock. No Loan Party owns directly or indirectly any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System, as supplemented from time to time). Neither the making of the Demand Line of Credit Loans nor any use of proceeds of the Demand Line of Credit Loans will violate or conflict with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as amended from time to time.

4.11 [Intentionally Omitted].

4.12 [Intentionally Omitted].

4.13 No Defaults on Other Agreements; Adverse Contracts. No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party. No Loan Party is a party to or subject to any long term lease, forward purchase contract or futures contract, covenant not to compete, or other agreement, or subject to any charter or corporate restriction which, in each case, materially adversely restricts its ability to conduct its business, or has or could reasonably be expected to have a Material Adverse Effect.

4.14 Litigation. There is no pending or, to Borrower’s knowledge, threatened action, suit, claim, proceeding or investigation by or before any Governmental Authority against or affecting any Loan Party as to which, individually or in the aggregate, a ruling adverse to a Loan Party could reasonably be expected to have a Material Adverse Effect.

4.15 Absence of Events of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or a Potential Default.

4.16 Insurance. Each Loan Party maintains with reputable insurers the insurance required by this Agreement.

4.17 Title to Property. Each Loan Party has good title to all property of whatever nature owned or purported to be owned by it (except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes), in each case free and clear of all Liens, other than Permitted Liens.

4.18 Intellectual and Other Property. Each Loan Party owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, franchises, names (trade, service, fictitious or otherwise), copyrights, technology (including, but not limited to, all equipment, and computer programs and software), processes, databases and other rights, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others except for any such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the Borrower’s knowledge, no such license, patent, trademark or right has been declared invalid, been limited by any court or by any agreement to which any Loan Party is a party or is the subject of any infringement, interference or other proceeding or challenge which could reasonably be expected to have a Material Adverse Effect. The Borrower has taken commercially reasonable steps to protect its Patents, Trademarks and registered Copyrights that have been registered in, filed in or issued by the United States Patent and Trademark Office or the United States Register of Copyrights and to maintain the confidentiality of all intellectual property material to the business of the Borrower and its Subsidiaries that is not generally in the public domain.

4.19 Taxes. All tax and information returns required to be filed by or on behalf of any Loan Party have been properly prepared, executed and filed or appropriate extensions have been properly obtained and remain in effect. All taxes, assessments, fees and other governmental charges upon any Loan Party or upon any of its properties, incomes, sales, use or franchises (collectively, “Taxes”) which are due and payable have been paid other than those not yet delinquent and payable without premium or penalty, and except for those not material in amount which are being diligently contested in good faith by appropriate proceedings, and in each case adequate reserves and provisions for taxes have been made on the books of such Loan Party. The reserves and provisions for taxes on the books of each Loan Party are adequate for all open years and for its current fiscal period. Borrower does not know of any proposed additional assessment or basis for any material assessment for additional taxes against any Loan Party (whether or not reserved against) which could reasonably be expected to have a Material Adverse Effect.

4.20 Employee Benefits. No Loan Party or Controlled Group Member has any liability (contingent or otherwise) for or in connection with, and none of their respective properties is subject to a Lien in connection with, any Pension-Related Event.

4.21 Environmental Matters.

(a) Each Loan Party and, to Borrower’s knowledge, each of its Environmental Affiliates, is and has been in compliance with all applicable Environmental Laws, except for Environmental Laws the violation of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) All material Environmental Approvals necessary for the ownership and operation of Borrower’s business, and the facilities and businesses of the Loan Parties as presently owned and operated and as presently proposed to be owned and operated have been duly obtained and are in full force and effect.

(c) There is no material Environmental Claim pending or, to Borrower’s knowledge, threatened, and, to Borrower’s knowledge, there are no present acts, omissions, events or circumstances and, to Borrower’s knowledge, no past acts, omissions, events or circumstances, including, but not limited to, any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by any Loan Party or, to Borrower’s knowledge, any of their respective Environmental Affiliates, that could form the basis of any material Environmental Claim against any Loan Party or any of their respective Environmental Affiliates.

(d) To Borrower’s knowledge, no real estate at any time owned or leased by any Loan Party is located, in whole or in part, on an Environmental Cleanup Site. Neither any Loan Party nor, to Borrower’s knowledge, any of its Environmental Affiliates, has directly transported or directly arranged for the transportation of any material quantities of Environmental Concern Materials to any Environmental Cleanup Site. No Lien exists and, to Borrower’s knowledge, no condition exists which could reasonably be expected to result in the filing of a Lien against any property of any Loan Party or any of their respective Environmental Affiliates under any Environmental Law.

4.22 [Intentionally Omitted].

4.23 Potential Conflicts of Interest. No Loan Party or Affiliate of a Loan Party has any material contract, agreement or arrangement with any Loan Party (the “Contracting Party”) that is not an arm’s length agreement on terms substantially equivalent to those terms contained in similar agreements or arrangements between such Contracting Party and unrelated third parties.

4.24 [Intentionally Omitted].

4.25 Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Loan Party and any customer or any group of customers whose purchases of goods or services individually or in the aggregate are material to the business of such Loan Party, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially adversely affect any Loan Party or prevent such Loan Party from conducting its businesses after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which such businesses heretofore have been conducted.

4.26 Financial Information. The Borrower has delivered to the Administrative Agent consolidated balance sheets, statements of income, comprehensive income, changes in shareholders’ equity and cash flows of the Borrower for its fiscal years ending December 31, 2013 and December 31, 2012, audited by KPMG LLP, certified public accountants. Such financial statements fairly present the consolidated results of operations and financial condition of the Borrower for the periods indicated.

4.27 Investment Company Act. None of the Loan Parties is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, or a company “controlled” by, an investment company, each within the meaning of the Investment Company Act of 1940, as amended.

4.28 No Material Adverse Change. Since the date of the most recent audited financial statements delivered pursuant to Section 6.2 hereof, there has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of any Loan Party (other than Inactive Subsidiaries).

4.29 Survival of Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall survive the execution and delivery of this Agreement.

5. CONDITIONS OF LENDING.

5.1 Conditions of Agreement. The execution and delivery by Administrative Agent and Lenders of this Agreement shall be conditioned upon satisfaction of each of the following conditions on or before the Closing Date (in the case of documentation, each such document to be in form and substance satisfactory to the Administrative Agent):

(a) Agreement, Demand Line of Credit Notes, Loan Documents. The Administrative Agent shall have received an executed counterpart of this Agreement, duly executed by Borrower, Demand Line of Credit Notes duly executed by Borrower and conforming to the requirements hereof and all of the other Loan Documents, duly executed on behalf of each Loan Party intended to be a party thereto.

(b) Corporate, Partnership and/or Limited Liability Company Proceedings. The Administrative Agent shall have received certificates of the Secretary, or other officer acceptable to the Administrative Agent, of each Loan Party, other than the Inactive Subsidiaries, and of its general partner, manager or managing member, here applicable, dated as of the Closing Date as to (i) true, correct and complete copies of the Governing Documents of such Loan Party and of each general partner, manager or managing member of such Loan Party, in each case in effect on such date, (ii) true copies of all corporate, partnership and limited liability company action taken by such Loan Party, and its general partner or managing member, if applicable, relative to this Agreement and the other Loan Documents and (iii) the incumbency and signature of the respective officers of such Loan Party (or its general partner or managing member on its behalf) executing this Agreement and the other Loan Documents, together with evidence satisfactory to the Administrative Agent of the incumbency of such Secretary, or other officer acceptable to the Administrative Agent.

(c) Legal Opinion. The Administrative Agent shall have received an opinion addressed to it, dated the Closing Date, of in-house counsel to Borrower as to such matters as may be requested by the Administrative Agent.

(d) Material Adverse Change. There shall have been no material adverse change in the business, operations or condition (financial or otherwise) of any Loan Party or any material adverse change in United States financial markets which, in the judgment of the Administrative Agent, could reasonably be expected to adversely affect the ability of the Administrative Agent to enforce any right or remedy under or in connection with any Loan Document, or prevent the realization of the intended rights and benefits of Administrative Agent under such Loan Document.

(e) Payment of Fees. Borrower shall have paid or provided for payment of all of the fees and expenses owed by Borrower to the Administrative Agent.

(f) Legal Fees. Borrower shall have paid the reasonable legal fees, expenses and disbursements of counsel to the Administrative Agent in connection with this Agreement, the other Loan Documents and the Demand Line of Credit Loans.

(g) Representations and Warranties. The representations and warranties set forth in this Agreement and in the Loan Documents shall be true, correct and complete on the Closing Date.

(h) No Event of Default. No Event of Default or Potential Default shall have occurred and be continuing on the Closing Date.

(i) Officer’s Certificate. The Administrative Agent shall have received a certificate of a senior officer of Borrower, dated the date hereof, to the effect that (i) no Event of

Default or Potential Default has occurred and is continuing; (ii) Borrower is in compliance with each of the covenants herein and in the Loan Documents; and (iii) the representations and warranties made by Borrower in Section 4 of this Agreement, and in the Loan Documents, are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(j) No Orders or Decrees. No Governmental Authority having jurisdiction in the premises shall have entered a decree or order for relief in respect of any Loan Party under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of any Loan Party or for any substantial part of the property of any Loan Party or ordering the winding up or liquidation of the affairs of any thereof.

(k) No Material Litigation. There shall exist no action, suit, investigation, litigation, arbitration or proceeding pending or, to the Borrower’s knowledge, threatened against or affecting any of the Loan Parties or any of their respective property or assets in any court or before any arbitrator or by or before any Governmental Authority of any kind that (i) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect any aspect of the transactions contemplated hereby, any of the Loan Documents or the transactions contemplated thereby.

(l) Contingent Liabilities. The Administrative Agent shall be reasonably satisfied with the amount and nature of all tax, ERISA, employee retirement benefit and other contingent liabilities to which any Loan Party may be subject.

(m) Proceedings Generally; Details, Proceedings and Documents. The Administrative Agent shall have received such other certificates, opinions, documents and instruments as may be reasonably requested by the Administrative Agent. All corporate and other proceedings, and all documents, instruments, reports, agreements and other matters required by this Section 5.1 or otherwise delivered in connection with the Closing in respect of transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent. All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Administrative Agent and its counsel, and the Administrative Agent shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may from time to time request.

5.2 Conditions of Each Advance Under Demand Line of Credit Loan. Subject to the Lenders’ sole discretion with respect to any Demand Line of Credit Loan and the Bank’s sole discretion with respect to the issuance, amendment, renewal or extension of any Letter of Credit, the Lenders or the Bank, as applicable may condition any such Demand Line of Credit Loan or Letter of Credit issuance, amendment, renewal or extension upon, without limitation, satisfaction of each of the following conditions:

(a) No Event of Default. No Event of Default or Potential Default shall have occurred and be continuing.

(b) No Orders or Decrees. At the time of such advance, issuance, amendment, renewal or extension, no Governmental Authority having jurisdiction in the premises shall have entered a decree or order for relief in respect of any Loan Party under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of any Loan Party or for any substantial part of the property of any Loan Party or ordering the winding up or liquidation of the affairs of any thereof.

(c) No Excess Borrowing. At the time of, and immediately following such advance, the total principal sum outstanding under the Demand Line of Credit Notes plus the L/C Amount does not exceed the Demand Line of Credit Facility.

(d) Request for Advance. The Administrative Agent shall have received a request for advance in accordance with Section 2.1(b) hereof.

(e) Material Adverse Change. There shall have been no material adverse change in the business, operations or condition (financial or otherwise) of any Loan Party or any material adverse change in United States financial markets which could, in the judgment of the Administrative Agent, adversely affect the ability of the Administrative Agent to enforce any right or remedy under or in connection with any Loan Document, or prevent the realization of the intended rights and benefits of Administrative Agent under such Loan Document.

(f) Representations and Warranties. The representations and warranties set forth in this Agreement and in the Loan Documents shall be true, correct and complete as of the date of such requested advance and the same shall be deemed remade by the Borrower as of such specific date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(g) Proceedings Generally; Details, Proceedings and Documents. All corporate and other proceedings, and all documents, instruments, reports, agreements and other matters required by this Section 5.2 or otherwise delivered in connection with the requested advance shall be reasonably satisfactory in form and substance to the Administrative Agent. All legal details and proceedings in connection with the requested advance shall be reasonably satisfactory to the Administrative Agent and its counsel and the Administrative Agent shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may from time to time request.

6. AFFIRMATIVE COVENANTS. During the term of this Agreement and so long as any of the Obligations, other than Continuing Obligations, remain unpaid or any Letter of Credit remains outstanding:

6.1 Payment. Borrower will duly and punctually make payments of principal and interest on all Indebtedness incurred by it pursuant to this Agreement, including the Demand Line of Credit Loans and Reimbursement Obligations and all fees, disbursements, expenses and other amounts required to be paid by it pursuant to the Loan Documents in the manner set forth in the Loan Documents.

6.2 Basic Reporting Requirements.

(a) Annual Audit Reports. As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of Borrower, Borrower shall deliver to the Administrative Agent the annual report of Borrower on Form 10-K as filed with the Securities and Exchange Commission for the preceding fiscal year. Such annual report shall be accompanied by an unqualified opinion of independent certified public accountants of recognized national standing selected by Borrower. Such opinion shall be free of exceptions other than exceptions for accounting changes or for matters relating solely to internal controls. Such opinion in any event shall contain a written statement of such accountants substantially to the effect that (i) such accountants examined such financial statements in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and (ii) in the opinion of such accountants such financial statements present fairly in all material respects the financial position of Borrower and its consolidated subsidiaries as of the end of such fiscal year and the results of operations and cash flows and changes in stockholders’ equity for such fiscal year, in conformity with GAAP.

(b) Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the close of each of the first three calendar quarters of each fiscal year of Borrower, Borrower shall deliver to Administrative Agent the periodic report of Borrower on Form 10-Q as filed with the Securities and Exchange Commission for such calendar quarter.

(c) Other Information. Borrower shall deliver to Administrative Agent, with reasonable promptness, such other financial and other information respecting the financial condition, business or operations of any Loan Party as Administrative Agent may from time to time reasonably request.

(d) Notice of Certain Events. Promptly upon becoming aware of any of the following, Borrower shall give Administrative Agent notice thereof, together with a written statement of an Authorized Representative of Borrower setting forth the details thereof and any action with respect thereto taken or proposed to be taken by Borrower:

(i) Any Event of Default or Potential Default.

(ii) Any change in the business, operations or condition (financial or otherwise) or prospects of any Loan Party that could reasonably be expected to have a Material Adverse Effect.

(iii) Any pending or threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting any Loan Party (collectively, “Actions”) (i) seeking a recovery against the Borrower in excess of $5,000,000 or (ii) which, if adversely determined, could, when aggregated with all other Actions, reasonably be expected to have a Material Adverse Effect.

(iv) Any violation, breach or default by any Loan Party of or under any agreement or instrument to which such Loan Party is a party that could reasonably be expected to have a Material Adverse Effect.

(v) Any Material Adverse Effect resulting from a Pension-Related Event, which notice shall be accompanied by a copy of any notice, request, return, petition or other document received by any Loan Party or any Controlled Group Member from any Person, or which has been or is to be filed with or provided to any Person (including the Internal Revenue Service, PBGC or any Plan participant, beneficiary, alternate payee or employer representative), in connection with such Pension-Related Event.

(vi) Any Environmental Claim pending or threatened against any Loan Party or any of its Environmental Affiliates, or any past or present acts, omissions, events or circumstances (including, but not limited to, any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by any Loan Party or any of its Environmental Affiliates) that could form the basis of such Environmental Claim, which Environmental Claim, if adversely resolved, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e) Visitation; Verification. Upon reasonable prior notice, Borrower shall, and shall cause each Subsidiary to, permit Administrative Agent and/or its accountants, attorneys or other agents to visit its offices, to examine its books and records and take copies and extracts therefrom and to discuss its affairs with each Loan Party (and the officers and directors thereof) and its independent accountants at such times as Administrative Agent may request. Borrower hereby irrevocably authorizes such officers and directors and independent accountants to discuss with Administrative Agent the affairs of each Loan Party. Administrative Agent shall have the right to examine and verify accounts, equipment, inventory and other properties and liabilities of each Loan Party from time to time, and Borrower shall cooperate with Administrative Agent in such verification. Borrower shall pay, on demand, Administrative Agent’s reasonable fees and expenses in connection with such inspection and examination; provided, however, that unless an Event of Default or Potential Default then exists, the Borrower shall not be obligated to reimburse Administrative Agent for inspections and examinations occurring more than once per fiscal year.

6.3 Insurance. Borrower shall, and shall cause each of its Domestic Subsidiaries to obtain and at all times maintain insurance with responsible insurance carriers in such manner and to the extent that like properties are usually insured by other companies engaged in business of a similar character in the same general localities. Without limiting the generality of the foregoing, Borrower shall and shall cause each of its Domestic Subsidiaries to maintain insurance (a) against fire, theft, collision and other hazards on all of its property so insurable, including business interruption insurance, including coverage for force majeure and (b) against liability on account of damage to persons or property and under all applicable workers’ compensation laws. Borrower shall deliver promptly to Administrative Agent upon request, certificates of insurance evidencing those insurance policies required to be carried by the Borrower and its Subsidiaries pursuant hereto.

6.4 Payment of Taxes and Other Potential Charges and Priority Claims. Borrower shall, and shall cause each Subsidiary to, pay or discharge:

(a) on or prior to the date on which penalties attach thereto, all Taxes;

(b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, could result in the creation of a Lien upon any asset of Borrower other than a Permitted Lien; and

(c) on or prior to the date when due, all other lawful claims which, if unpaid, could result in the creation of a Lien upon any asset of Borrower other than a Permitted Lien or which, if unpaid, could give rise to a claim entitled to priority over general creditors of Borrower or such Loan Party in a case under Title 11 (Bankruptcy) of the United States Code, as amended;

provided that, unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, Borrower need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and (y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

6.5 Preservation of Status. Except as may be permitted herein, Borrower shall, and shall cause each Subsidiary to, maintain its status, as the case may be, as a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and, unless failure to do so could not reasonably be expected to have a Material Adverse Effect, be duly qualified to do business as a foreign corporation, partnership or limited liability company as the case may be, and in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable.

6.6 Conduct of Business. Borrower shall continue, and cause each of its Domestic and Foreign Subsidiaries to continue, to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

6.7 [Intentionally Omitted].

6.8 [Intentionally Omitted].

6.9 Maintenance of Financial Records; Fiscal Year. Borrower shall keep, and cause each of its Subsidiaries to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Borrower and its Subsidiaries.

6.10 Maintenance of Properties. Borrower shall maintain, keep and preserve, and cause each of its Subsidiaries to maintain, keep and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

6.11 Further Assurances. Borrower shall, and shall cause each Subsidiary to, cooperate with the Administrative Agent and execute and deliver such further agreements, instruments and documents and take such other action as Administrative Agent may reasonably request in order to carry out the intent of this Agreement, such agreements, instruments and documents to be in form reasonably satisfactory to the Administrative Agent. Borrower will pay for the filing of all documents which Administrative Agent, or the Required Lenders, acting through the Administrative Agent, may reasonably request in connection with this Agreement.

7. NEGATIVE COVENANTS. During the term of this Agreement and so long as any Obligations, other than Continuing Obligations, remain unpaid or any Letter of Credit remains outstanding:

7.1 Liens. Borrower shall not, and shall not permit any Domestic Subsidiary to, at any time, create, incur, assume or suffer to exist any Lien on any of its assets or agree, become or remain liable (contingently or otherwise) to do any of the foregoing with respect to any of its assets and neither Borrower nor any Subsidiary shall create, incur, assume or suffer to exist any Lien on any of the outstanding Equity Interests or Voting Interests of any Subsidiary of Borrower or take any action to facilitate the creation of any such Lien, except, in each case, for the following (“Permitted Liens”):

(a) [Intentionally Omitted];

(b) Liens arising from taxes, assessments, charges or claims described in Section 6.4 hereof that are (i) not yet due or, (ii) if due, that remain payable without penalty or are being diligently contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(c) Deposits or pledges of cash or securities in the ordinary course of business to secure (i) workers’ compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business;

(d) Liens on fixed or capital assets, other than real property, securing all or part of the purchase price of, aggregate lease obligations in respect of or costs of constructing or improving such fixed or capital assets (including but not limited to Liens in respect of Capitalized Leases);

provided that: (i) such Lien is created before or substantially simultaneously with, but no later than 90 days after, the purchase, lease, construction or improvement of such assets by any Loan Party; (ii) such Lien is confined solely to the assets so purchased, leased, constructed or improved; (iii) the aggregate amount secured by all such Liens on any particular property at the time purchased, leased, constructed or improved by such Loan Party shall not exceed the lesser of (x) the cost of acquiring, constructing or improving such property and reasonable costs of collection of such Indebtedness and (y) the then fair market value of such property, without taking into account such Lien; (iv) such Lien shall not apply to any other property or assets of any Loan Party; and (v) no Event of Default or Potential Default has occurred and is continuing at the time of creation of such Lien; and

(e) Liens in existence on the Closing Date and listed on Schedule 7.1 hereto;

provided, however, that no Lien in favor of any Loan Party shall be a Permitted Lien hereunder.

7.2 [Intentionally Omitted].

7.3 Sale or Transfer of Assets; Suspension of Business Operations. Borrower shall not, and shall not permit any Subsidiary to, (a) sell (including as part of a sale-leaseback transaction), convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, (i) the stock or Equity Interests of any Subsidiary except to Borrower or to another Subsidiary and except that the stock or Equity Interests of any Domestic Subsidiary may not be sold to any Foreign Subsidiary or (ii) any of its now owned or hereafter acquired assets, other than the sale of Inventory in the ordinary course of business and disposition of obsolete equipment or (b) liquidate, dissolve or suspend business operations, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing with respect to any assets, except any sale, lease, assignment, or other transfer of assets by any Loan Party, provided that the aggregate value of the assets so disposed of by all Loan Parties while the Demand Line of Credit Facility is in effect shall not exceed $5,000,000.

7.4 [Intentionally Omitted].

7.5 Limitation on Other Restrictions on Liens. Except for the Loan Documents, Borrower shall not, and shall not permit any Subsidiary to, enter into, become or remain subject to any agreement or instrument by which it or any of its assets may be subject or bound that would prohibit the grant of any Lien upon any of its assets to the Administrative Agent (provided that this Section shall not be violated by a provision in any agreement or instrument with or for the benefit of the party holding a Permitted Lien upon Collateral specifically described in Section 7.1(d)(iii) and prohibiting any Loan Party from granting a Lien solely on such specific Collateral).

7.6 Limitation on Other Restrictions on Amendment of the Loan Documents, etc. Except for the Loan Documents, Borrower shall not and shall not permit any Subsidiary to, enter into, become or remain subject to any agreement or instrument by which it or any of its assets may be subject or bound that would prohibit, or require the consent of any Person to, any amendment, modification or supplement to any of the Loan Documents.

7.7 [Intentionally Omitted].

7.8 Special Restrictions on Inactive Subsidiaries. Notwithstanding anything herein to the contrary, Borrower shall not take any of the following actions or permit any Subsidiary to take any of the following actions with respect to any Inactive Subsidiary which is incorporated or formed in a state of the United States until Borrower has delivered to the Administrative Agent a Subsidiary Guaranty from such Inactive Subsidiary, together with evidence reasonably satisfactory to the Administrative Agent of the due authorization, execution and delivery of such Subsidiary Guaranty: (a) make any loan, advance, capital contribution or investment in an Inactive Subsidiary; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Inactive Subsidiary; (c) merge into or consolidate with an Inactive Subsidiary (unless the Borrower or another Subsidiary is the surviving entity), or purchase or acquire property from an Inactive Subsidiary; (d) enter into any other transaction directly or indirectly with or for the benefit of an Inactive Subsidiary; or (e) permit any Inactive Subsidiary to engage in any business or activity of any kind or own assets having a total book value in excess of $250,000 in the aggregate (other than intercompany receivables reflected on the books of such Inactive Subsidiaries as to which no cash has been or will be paid by the Borrower or any Subsidiary to such Inactive Subsidiaries).

7.9 [Intentionally Omitted].

7.10 Subsidiaries.

(a) Borrower shall not, and shall not permit any Subsidiary to, sell or otherwise dispose of any shares of capital stock of any Subsidiary, or permit any Subsidiary to do so, except in connection with a transaction permitted under Section 7.13 or permit any such Subsidiary to issue any additional shares of its capital stock, except (i) directors’ qualifying shares of Foreign Subsidiaries, and (ii) the issuance of shares by any Subsidiary to any Subsidiary or to Borrower.

(b) Neither Borrower, nor any Subsidiary, shall create, acquire or suffer to exist any Domestic Subsidiary other than CTG of Buffalo, Inc., Computer Task Group International, Inc. and the domestic Inactive Subsidiaries without prompt delivery to the Administrative Agent of a Subsidiary Guaranty executed by such new Subsidiary, together with evidence reasonably satisfactory to the Administrative Agent of the due authorization, execution and delivery of such Subsidiary Guaranty.

7.11 [Intentionally Omitted].

7.12 [Intentionally Omitted].

7.13 Merger, Consolidation. Borrower shall not, and shall not permit any Subsidiary to, without the prior written consent of Administrative Agent, consolidate or merge, or enter into any binding agreement to consolidate with or merge, into any other Person or permit any other Person to merge into it whereby such Loan Party assumes or agrees to assume liabilities of such other party or is not the surviving entity, provided, however, that the consent of the Administrative Agent to any transaction described above which is solely between Foreign Subsidiaries or solely between Domestic Loan Parties shall not be required (so long as Borrower is the surviving corporation of any merger involving Borrower and so long as any surviving entity incorporated or formed in a state of the United States has delivered to the Administrative Agent, a Subsidiary Guaranty executed by it, together with evidence reasonably satisfactory to the Administrative Agent of the due authorization, execution and delivery of such Subsidiary Guaranty) but Borrower shall give Administrative Agent advance notice thereof and shall respond promptly to Administrative Agent’s request for due diligence with respect to the proposed transaction, related pro forma financial statements and the like.

7.14 Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP. Borrower shall not, and shall not permit any Subsidiary to, adopt, permit or consent to any change in its fiscal year.

7.15 Governing Documents. The Borrower will not, and will not permit any Subsidiary to, amend its respective Governing Documents in such a manner so as to (a) cause a Material Adverse Effect, (b) remove or diminish the Administrative Agent’s, any Lender’s or the Bank’s rights under this Agreement or any Loan Document, or (c) substantially impair the ability of the Administrative Agent to monitor and manage the Obligations, collect payments, fees, and expenses, or otherwise take action under this Agreement or any Loan Document.

7.16 Hazardous Materials. Borrower shall not use, generate, treat, store, dispose of or otherwise introduce, or permit any Subsidiary to use, generate, treat, store, dispose of or otherwise introduce, any Hazardous Materials into or on any real property owned or leased by any of them and will not cause, suffer, allow or permit anyone else to do so, except in compliance with all applicable Environmental Laws.

7.17 [Intentionally Omitted].

7.18 [Intentionally Omitted].

8. EVENTS OF DEFAULT. Without prejudice to the demand nature of the Obligations, “Event of Default” shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

8.1 Nonpayment. Either (a) the Borrower shall fail to pay any principal of or interest on any Demand Line of Credit Loan or any fee or, except as provided in clause (b) other amount due under this Agreement or any Demand Line of Credit Note within five (5) calendar days after the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration of such due or payment date, by demand, or otherwise, or (b) the Borrower shall fail to pay any Reimbursement Obligation in accordance with Section 2.14(b) when the same shall become due and payable; or

8.2 Insolvency; Receivership. Any Loan Party shall generally not, or be unable to, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, administrator or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of at least thirty (30) days or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property and assets) shall occur; or a petition shall be filed by Borrower under the United States Bankruptcy Code naming the Borrower as debtor; or any event or action analogous to or having a substantially similar effect to any of the events or actions set forth above in this Section 8.2 shall occur under the Requirement of Law of any jurisdiction applicable to any Loan Party; or any Loan Party, including a member, equity owner(s) or managing member of such Loan Party, shall take any corporate, partnership, limited liability company, or other similar action to authorize any of the actions set forth above in this Section 8.2; or

8.3 Breach of Representation. If any certificate, statement, representation, warranty, financial statement or audit heretofore or hereafter furnished by or on behalf of any Loan Party to Administrative Agent (including the representations and warranties contained herein) shall prove to be untrue or misleading in any material respect or to have omitted any material contingent or unliquidated liability or claim against any Loan Party as of the date when made, deemed made or furnished; or

8.4 [Intentionally Omitted].

8.5 Default. Default by any Loan Party in the observance or performance of, or breach of, (i) any of the covenants applicable to such Loan Party set forth in Sections 6.2, 6.4, 6.5 or in Article 7, or (ii) any term, covenant or agreement contained in this Agreement (other than those referred to elsewhere in this Section 8) or any other Loan Document, and, in the case of this clause (ii), such failure shall continue for fifteen (15) consecutive days after Administrative Agent shall have first given Borrower notice of such failure; or

8.6 Events of Default Under Other Agreements. The occurrence of (i) any event of default under the terms of any loan agreement, note, indenture, mortgage, security agreement or other agreement evidencing or securing long term debt (as defined by GAAP) of any Loan Party, which default could reasonably be expected to result in a liability of over $2,500,000 and which has not been cured within any applicable grace or notice period, or (ii) if any Loan Party shall commit any act, or fail to take any action, the occurrence or non-occurrence of which constitutes an event of default under the terms of any lease, agreement, contract, indenture, mortgage, deed of trust, security agreement or other instrument executed or to be executed by it or by which it or its assets is bound which default could reasonably be expected to result in a liability of over $2,500,000 and which has not been cured within any applicable grace or notice period; or

8.7 Plan Events. (a) Borrower or any Controlled Group Member is required to provide security to a Plan in accordance with Code Section 401(a)(29) provided that the adverse effect of the same on the Borrower is not cured to the satisfaction of Administrative Agent within thirty (30) days after Borrower or any Controlled Group Member receives notice of such requirement, or (b) the occurrence of any of the following actions or events provided, in the case of this clause (b), that the Administrative Agent reasonably determines that such action or event could reasonably be expected to have a Material Adverse Effect and provided that the adverse effect of such action or event is not cured to the satisfaction of Administrative Agent within ten (10) days after notice and demand to cure from the Administrative Agent:

(i) PBGC notifies a Plan by service of a complaint, threat to file a lawsuit, or otherwise of its determination that an event described in Section 4042(a) of ERISA has occurred, that the Plan shall be terminated, or that trustees should be appointed for the Plan; or

(ii) Any action is taken to terminate or reorganize a Plan or Multiemployer Plan, or the administrator (as defined in Section 3(16)(A) of ERISA) of a Plan provides to the PBGC or other affected party a notice of intent to terminate a Plan in accordance with Section 4041 of ERISA; or

(iii) Any action taken by the administrator (as defined in Section 3(16)(A) of ERISA) of a Plan to have a trustee appointed for the Plan pursuant to Section 4042 of ERISA; or

(iv) There is an accumulated funding deficiency (as defined in Section 412(a) of the Code) with respect to a Plan or Multiemployer Plan; or

(v) A Reportable Event or Pension-Related Event occurs with respect to a Plan; or

(vi) Any action is taken to amend a Plan into a defined contribution plan described in Section 4021(b)(1) of ERISA causing a termination for the purposes of Section 4041(e) of ERISA; or

(vii) Borrower or any Controlled Group Member withdraws from any Multiemployer Plan in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA), or receives a notice of withdrawal liability or demand for payment of withdrawal liability on account of a complete or partial withdrawal from a Multiemployer Plan or on account of secondary liability for withdrawal liability following a sale of assets subject to Section 4204 of ERISA; or

(viii) Any other event or condition occurs which might constitute grounds under Section 4041(a) or 4042 of ERISA for the termination or the appointment of a trustee or administrator of any Plan or Multiemployer Plan; or

(ix) Any other event or condition shall occur or exist which could subject the Borrower or any Controlled Group Member to any material tax, penalty or other liability with respect to a Plan; or

8.8 Environmental Lien. The continued existence, for a period of forty-five (45) days, of any Environmental Lien securing an obligation in excess of $2,500,000 on any assets or properties of any Loan Party; or

8.9 [Intentionally Omitted].

8.10 Failure of Loan Document. Any Loan Document shall at any time or for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower or any Subsidiary, or Borrower or any Subsidiary shall deny it has any further liability or obligations thereunder; or

8.11 [Intentionally Omitted].

8.12 [Intentionally Omitted].

8.13 Material Adverse Change. The Required Lenders, acting through the Administrative Agent, shall have reasonably determined that an event or condition has occurred which has had, or which could be expected to have, a Material Adverse Effect; or

8.14 Certain Actions. The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell or attempt to sell all or substantially all of its assets, without the Required Lenders’ prior written consent; or

8.15 Governing Documents. The Borrower will not, and will not permit any Subsidiary to, amend its respective Governing Documents in such a manner so as to (a) cause a Material Adverse Effect, (b) remove or diminish the Administrative Agent’s, any Lender’s or the Bank’s rights under this Agreement or any Loan Document or (c) substantially impair the ability of the Administrative Agent to monitor and manage the Obligations, collect payments, fees, and expenses, or otherwise take action under this Agreement or any Loan Document.

9. DEMAND OBLIGATIONS; RIGHTS ON DEFAULT.

9.1 Demand Obligations; Rights and Remedies.

(a) Nothing contained in this Section, or elsewhere in this Agreement or any of the other Loan Documents shall affect or alter the demand nature of the Obligations, including, without limitation, Loans made under this Agreement. The occurrence of an Event of Default shall not be a prerequisite for the Required Lenders directing the Administrative Agent to make demand or require payment of such Obligations. The Borrower hereby expressly acknowledges and agrees that the Events of Default are set forth herein as examples of some, but not necessarily all, of the events or occurrences that may cause the Required Lenders to direct the Administrative Agent to make demand under any Obligations; and that the Events of Default listed in Section 8 shall otherwise constitute Events of Default applicable to any Obligations that are not by their terms (or that may be interpreted by a court of competent jurisdiction not to be) demand obligations. The Administrative Agent, at the direction of the Required Lenders, may demand payment of the Obligations at any time, whether or not any Potential Default ore Event of Default then exists and Borrower shall pay the Obligations immediately upon demand;

(b) If at any time, the Administrative Agent makes demand for payment in full of the Obligations or, without prejudice to the right of the Administrative Agent to demand payment of the Obligations at any time at the direction of the Required Lenders, an Event of Default shall occur, then the Administrative Agent shall, in each case upon request of the Required Lenders, do any one or more of the following:

(i) Immediately terminate any obligations of Administrative Agent, Lenders and Bank under this Agreement by written notice to Borrower, and all Obligations shall immediately become due and payable, at the option of the Requested Lender, without presentment, demand, protest or further notice of any kind, all of which are hereby waived.

(ii) Set off against any amount due or demanded from any Loan Party any amount which any Loan Party has on deposit or invested with the Administrative Agent and any amount that the Administrative Agent or any Lender owes to any Loan Party.

(iii) Make demand upon the Borrower and, forthwith upon such demand, the Borrower will pay to the Administrative Agent in immediately available funds for deposit in the Special Account pursuant to Section 2.14 an amount equal to the L/C Amount.

(iv) Exercise any other rights or remedies available to the Administrative Agent, the Lenders or the Bank at law or in equity.

9.2 Certain Events of Default. Upon the occurrence of any Event of Default described in Section 8.2, all Obligations shall immediately become due and payable, without notice or demand.

9.3 Non-Exclusivity. All of the rights and remedies of the Administrative Agent, the Lenders and the Bank pursuant to this Agreement or otherwise shall be cumulative, and no such right or remedy shall be exclusive of any other such right or remedy or any right or remedy which the Administrative Agent, the Lenders or the Bank would otherwise have at law. No single or partial exercise or waiver or delay in exercising any right or remedy shall preclude any other or further exercise of that or any other right or remedy.

10. INDEMNIFICATION. Borrower shall indemnify and hold harmless the Administrative Agent, each Lender, the Bank and their respective directors, officers, employees and agents (each such Person, an “Indemnitee”), to the maximum extent permitted by Law, from and against any and all losses, claims, damages, liabilities, costs, expenses, including reasonable counsel and local counsel fees and disbursements (whether incurred in a third party action or in an action to enforce this Agreement) (including the reasonable fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, incurred at any time by or asserted at any time against any of them or any such person arising out of, or in any way connected with, or as a result of (i) the use of any of the proceeds of any Demand Line of Credit Loan or Letter of Credit, including any transaction financed in whole or in part or directly or indirectly with the proceeds of any Demand Line of Credit Loan, (ii) any of the Loan Documents, (iii) the performance by any Loan Party of its obligations hereunder and thereunder, (iv) the breach of any representation or warranty made by any Loan Party in the Loan Documents, (v) any indemnity given by Administrative Agent in any power of attorney executed by it in connection with the execution of any Loan Document, or (vi) any claim, litigation, investigation or proceedings relating to any of the foregoing; provided, however, that such indemnity shall not, as to any Indemnitee, apply to any such losses, claims, damages, liabilities or related expenses to the extent that they result from the bad faith or willful misconduct of such Indemnitee. All amounts due under this Section 10 shall be payable promptly after written demand therefor.

11. EXPENSES. Borrower shall pay or reimburse (i) Administrative Agent and the Bank promptly for all costs and expenses, including reasonable counsel fees and disbursements (including, but not limited to, all charges for recording and filing fees, indebtedness taxes, appraisal fees, environmental inspection and audit fees and search fees) (collectively, “Expenses”), incurred by the Administrative Agent and the Bank in connection with (A) the entry into this Agreement and any Indebtedness created hereunder, including the negotiation, preparation, execution and delivery of the Loan Documents and (B) the administration or performance of and under the Loan Documents and any requested amendments, modifications, supplements, waivers or consents thereunder, which are not entered into during the continuance of, or in response to, an Event of Default or Potential Default and (ii) Administrative Agent, the Lenders and the Bank promptly for all Expenses, incurred by the Administrative Agent, the Lenders and the Bank in connection with, (A) any requested amendments, modifications, supplements, waivers or consents under the Loan Documents which are entered into during the continuance of, or in response to, an Event of Default or Potential Event of Default, and (B) any Event of Default and any action taken to collect the Obligations or to enforce the Administrative Agent’s, the Lenders’ or the Bank’s rights under such Loan Documents, including the negotiation of any restructuring or “work-out” (whether or not consummated) of the Obligations or any portion thereof.

12. AGENCY

12.1 Appointment, Powers and Immunities. (a) Each Lender and the Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 12.5 and the first sentence of Section 12.6 hereof shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees and agents) (i) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender; (ii) shall not be responsible to the Lenders or the Bank for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any of the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability, perfection or sufficiency of this Agreement, any Demand Line of Credit Note or any of the other Loan Documents or any other document referred to or provided for herein or therein or for any failure by any Loan Party or any other Person to perform any of its obligations hereunder or thereunder; (iii) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. In addition, the Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, independent public accountants or experts. The Administrative Agent may deem and treat the payee of any Demand Line of Credit Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Administrative Agent.

(b) The provisions of this Section 12 are solely for the benefit of the Administrative Agent, the Lenders and the Bank, and no Loan Party shall have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely for itself and as agent of the Lenders and the Bank and does not assume and shall not be deemed to have assumed any obligations toward or relationship of agency or trust with or for any Loan Party.

12.2 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any certification, notice or other communication by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any of the other Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or, if provided herein, in accordance with the instructions given by all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action which shall expose the Administrative Agent to personal or criminal liability or which is contrary to this Agreement or applicable law.

12.3 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Potential Default or Event of Default (other than the non-payment of principal of or interest on Loans) unless the Administrative Agent has received notice from a Lender or a Loan Party specifying such Potential Default or Event of Default and stating that such notice is a “Notice of Potential Default” or a “Notice of Event of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Potential Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). The Administrative Agent shall (subject to Section 12.7 hereof) take such action with respect to such Potential Default or Event of Default as shall be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.

12.4 Rights as a Lender. Manufacturers and Traders Trust Company (“M&T”) (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall include the Administrative Agent in its individual capacity. M&T (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) issue Letters of Credit as “Bank” in accordance with this Agreement, accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with any Loan Party(ies) and any of the Affiliates of any Loan Party(ies) as if it were not acting as the Administrative Agent, and M&T and its Affiliates may accept fees and other consideration from the same for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

12.5 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Loan Parties under Section 10 hereof, but without limiting the obligations of any Loan Party under said Section 10) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) arising out of or by reason of any investigation or in any way relating to or arising out of this Agreement or any of the other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that the Loan Parties are obligated to pay under Section 10 hereof, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they are found in a final decision by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party to be indemnified.

12.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Loan Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Loan Party of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Loan Party or any Affiliate thereof. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Loan Party or any Affiliate thereof that may come into the possession of the Administrative Agent or any of its Affiliates.

12.7 Failure to Act. Except for action expressly required of the Administrative Agent hereunder and under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be a bank which has an office in New York, New York with a combined capital and surplus of at least Two Hundred Million Dollars ($200,000,000). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

12.9 Consents under Loan Documents. Except as otherwise provided in Section 13.2 hereof with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided in this Agreement) consent to any modification, supplement or waiver under any of the Loan Documents which would (a) increase the principal amount of the Demand Line of Credit Loan, (b) modify the payment terms of the Demand Line of Credit Loan, (c) reduce any Applicable Margin with respect to the Demand Line of Credit Loan or otherwise modify the interest payment terms relating thereto, (d) reduce the amount of any fees payable by the Borrower, (e) postpone the scheduled payment of any interest or fees, (f) release any guarantee of any portion of the Loans, (g) change any of the provisions of this Section 12.9 or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under the Loan Documents or to make any determination or grant any consent hereunder, or (h) modify the definition of Required Lenders.

13. MISCELLANEOUS.

13.1 Entire Agreement; Binding Effect. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account and benefit of the Lenders, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, and any course of dealing between the parties with respect to the subject matter hereof. This Agreement shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Administrative Agent, the Lenders, the Bank and their respective successors and assigns.

13.2 Amendments; Waivers. Except as otherwise expressly provided in this Agreement, this Agreement cannot be amended, supplemented or modified orally (or by any course of conduct or usage of trade) but may only be amended, supplemented or modified by a writing duly executed by Borrower, the Administrative Agent, the Bank and the Required Lenders and specifically referring to each provision of this Agreement being modified. Borrower hereby waives protest, presentment and notice of any kind in connection with the delivery, acceptance, performance, default or enforcement of any of the Loan Documents, except as specifically provided for herein. No course of dealing or performance and no failure or delay on the part of the Administrative Agent, the Lenders or the Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Administrative Agent, any Lender or Bank of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. No waiver by the Administrative Agent, any Lender or Bank of any such right or remedy shall be effective unless made in a writing duly executed by the Required Lenders and Bank (or by the Administrative Agent with the consent of the Required Lenders and Bank) and specifically referring to such waiver and each such waiver shall relate only to the specific transaction referenced therein.

13.3 Notices. Except as set forth in Section 2.1(b), any notice, demand or communication to be given pursuant to this Agreement or any Loan Document must be in writing, and shall be delivered by certified mail, return receipt requested, by reputable overnight courier service with receipt of delivery acknowledged, or by telecopier. All notices shall be sent to the applicable party at the address stated on the signature pages hereto or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any demand, notice or communication hereunder shall be deemed to have been given on the date received or on the date delivered and refused; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation of such transmission.

13.4 Assignment. Neither this Agreement nor any of the rights or obligations of Borrower hereunder may be assigned or transferred by Borrower, by operation of law or otherwise, without the prior written consent of the Required Lenders, acting through the Administrative Agent.

13.5 Participation and/or Assignment. (a) The Administrative Agent may, at any time or from time to time without consent of or notice to the Borrower sell participations to one or more commercial banks or other Persons (each, a “Participant”) in a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of Demand Line of Credit Notes held by it). In the event of any such sale by Administrative Agent of a participating interest to a Participant, the Administrative Agent’s obligations under this Agreement to the Borrower shall remain unchanged. In such event, transferor (Administrative Agent) shall remain solely responsible for the performance hereof and shall remain the holder of any such obligation owing to it hereunder for all purposes under this Agreement, and Borrower shall continue, and shall have the right to continue, to deal solely and directly with Administrative Agent, in connection with the rights and obligations under this Agreement of the Administrative Agent. Each Loan Party agrees that, while an Event of Default shall have occurred and be continuing, if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it under this Agreement.

(b) Administrative Agent may, while an Event of Default shall have occurred and be continuing, assign to any one or more lending institutions (each, an “Assignee”) all or a part, but no less than Five Million Dollars ($5,000,000) in principal amount, of its rights and obligations under this Agreement and the Demand Line of Credit Loans or any portion thereof. Administrative Agent, as the case may be, as the assigning lender thereunder, shall, to the extent of the interest assigned be released from its obligations under this Agreement.

(c) Borrower authorizes Administrative Agent to disclose to any Participant, or Assignee (each, a “Transferee”) and any prospective Transferee (whether or not, in the case of any Person that is a prospective Transferee, such Person in fact becomes a Transferee), any and all financial information, operating and other information in Administrative Agent’s possession concerning Borrower and its Affiliates which has been delivered to Administrative Agent by or on behalf of Borrower pursuant to this Agreement or which has been delivered to Administrative Agent in connection with its credit evaluation of Borrower. Administrative Agent will use reasonable efforts to have any financial information and operating information concerning Borrower and its Affiliates to be treated as confidential; provided, however, that such financial information may be disclosed (i) as required by Law or pursuant to GAAP, (ii) to officers, directors, employees, agents, partners, attorneys, accountants, rating agencies, engineers and other consultants of the Administrative Agent who need to know such information, (iii) by Administrative Agent to any Transferee, (iv) as needed to permit Administrative Agent to enforce its rights under the Loan Documents, or (v) upon the written consent of Borrower, which consent will not be unreasonably withheld, conditioned or delayed.

13.6 Governing Law. This Agreement, the Loan Documents, any and all other documents executed in connection with this Agreement, and the acts and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York (including for such purposes Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York), without regard to its principles of conflict of laws.

13.7 Enforceability of Obligations. The Obligations of Borrower and each Loan Party pursuant to the Loan Documents and all other instruments, documents and agreements executed in connection therewith shall not be impaired or avoided for any reason including the unenforceability of such Obligations against any other party, including any guarantor, or the incapacity or lack of authority of any signatory for Borrower. The Administrative Agent or the Required Lenders, acting through the Administrative Agent, may compromise or settle, extend the period of duration for the time for payment, discharge performance of, or may refuse to enforce, or may release, all or any part of any and all of the Obligations hereunder due to it, and of the Collateral for such Obligations, and may grant other indulgences to any of Borrower or any guarantor in respect thereof, or agree to the release or substitution of any guarantor, all without otherwise affecting or impairing the obligations of Borrower hereunder.

13.8 WAIVER OF JURY TRIAL. EACH OF ADMINISTRATIVE AGENT, EACH LENDER, BANK AND BORROWER, BY EXECUTING THIS AGREEMENT OR ANY OTHER DOCUMENT PROVIDED FOR BY THIS AGREEMENT, WAIVES ITS RIGHTS TO A TRIAL BY JURY IN ANY ACTION, WHETHER ARISING IN CONTRACT OR TORT, BY STATUTE OR OTHERWISE, IN ANY WAY RELATED TO THIS AGREEMENT OR ANY DOCUMENT PROVIDED FOR BY THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDERS TO EXTEND CREDIT TO BORROWER AND NO WAIVER OR LIMITATION OF THE RIGHTS OF ADMINISTRATIVE AGENT, BANK OR ANY LENDER UNDER THIS SECTION SHALL BE EFFECTIVE UNLESS IN WRITING AND MANUALLY SIGNED ON BEHALF OF ADMINISTRATIVE AGENT, BANK OR SUCH LENDER. BORROWER AGREES THAT ADMINISTRATIVE AGENT, BANK OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THIS WAIVER OF RIGHT TO TRIAL BY JURY.

Borrower acknowledges that the above paragraph has been expressly bargained for by Administrative Agent and that, but for Borrower’s agreement thereto, Lenders would not extend the Loans to Borrower for the term and interest rate provided in Demand Line of Credit Notes described herein and Bank would not agree to issue Letters of Credit for the benefit of Borrower.

13.9 Jurisdiction and Venue. Borrower hereby agrees that all actions or proceedings arising directly or indirectly out of this Agreement shall be litigated in the Supreme Court of the State of New York, Erie County, or the United States District Court for the Western District of New York or in any court in which Administrative Agent shall initiate such action, to the extent such court has jurisdiction. Borrower hereby expressly submits and consents in advance to such jurisdiction and waives any claim that Buffalo, New York or the Western District of New York is an inconvenient forum or an improper forum based on lack of venue. Borrower agrees that a copy of this Agreement kept in Administrative Agent’s course of business may be admitted into evidence as an original.

13.10 Survival. Borrower’s obligations under Sections 10 and 11 hereof shall continue notwithstanding that Borrower may have fully repaid all other amounts owing pursuant to this Agreement.

13.11 Severability. If any provision of this Agreement shall be determined by a court to be invalid, such provision shall be deemed modified to conform to the minimum requirements of applicable law.

13.12 Headings. The section headings inserted in this Agreement are provided for convenience of reference only and shall not be used in the construction or interpretation of this Agreement.

13.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one and the same Agreement.

13.14 Further Assurances. Borrower shall, at its expense and without expense to the Administrative Agent, Bank or any Lender execute, acknowledge and deliver such further instruments, assignments, notices and assurances as the Administrative Agent shall, from time to time, reasonably require for the better assuring, assigning, and confirming to the Administrative Agent, Bank and the Lenders the rights granted to them hereunder and under the Loan Documents, or for carrying out the intention or facilitating the performance of the terms of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

COMPUTER TASK GROUP, INCORPORATED

By:	/s/ Brendan M. Harrington
Name:	Brendan M. Harrington
Title:	Chief Financial Officer

Address for Notices:

800 Delaware Avenue
Buffalo, New York 14209
Attention: Peter P. Radetich
Senior Vice President & General Counsel

Telephone: 716-887-7366
Telecopier: 716-887-7370

MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent, Bank and as a Lender

By:	/s/ Andrew M. Constantino
Andrew M. Constantino
Vice President

Address for Notices:

One Fountain Plaza
12th Floor
Buffalo, NY 14203
Attention: Andrew M. Constantino
Vice President

Telephone: 716-848-7315
Telecopier: 716-848-7318

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Mark F. Wachowiak
Name:	Mark F. Wachowiak
Title:	Vice President

Address for Notices:

Key Center
50 Fountain Plaza
Buffalo, NY 14202-2299
Attention: Mark F. Wachowiak
Vice President
Telephone: 716-847-2330
Telecopier: 716-847-7897

Schedule A

Lenders

Name of Lender	Approved Principal Amount
Manufacturers and Traders Trust Company	$26,000,000
KeyBank National Association	$14,000,000
Total:	$40,000,000

EXHIBIT A

FORM OF DEMAND LINE OF CREDIT NOTE

DEMAND LINE OF CREDIT NOTE

$	Buffalo, New York
As of May 1, 2014

FOR VALUE RECEIVED, the undersigned, COMPUTER TASK GROUP, INCORPORATED (“Borrower”), a New York corporation with its chief executive office at 800 Delaware Avenue, Buffalo, New York 14209, promises to pay to the order of                             (the “Lender”), ON DEMAND, and at such earlier dates as may be required by the Agreement (as defined below), the principal sum of             Million and 00/100 Dollars ($        ,000,000.00) or the outstanding principal amount of this Note, if less. The Borrower further promises to pay to the order of the Lender interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to the Agreement, payable on the dates set forth in the Agreement, together with fees, costs and expenses as set forth in the Agreement (defined below).

This Note is one of the Demand Line of Credit Notes referred to in, is due and payable as provided in, is subject to the terms and conditions set forth in, and is entitled to the benefits of, the Loan Agreement dated as of May 1, 2014, by and between Borrower, the Bank and Lenders, as defined therein, and Manufacturers and Traders Trust Company, as Administrative Agent (as the same may be amended, modified or supplemented from time to time, the “Agreement”), which among other things provides for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain conditions. Terms defined in the Agreement and capitalized herein have the same meanings herein as in the Agreement.

This is a demand Note and all amounts due hereunder shall become immediately due and payable upon demand by the Administrative Agent, at the request of the Required Lenders; provided, however, that without prejudice to the right of the Administrative Agent to demand payment of all amounts outstanding hereunder at any time at the request of the Required Lenders, all amounts due and payable hereunder shall automatically become immediately due and payable if any Loan Party or any guarantor or endorser of this Note commences or has commenced against it any bankruptcy or insolvency proceeding.

The Borrower acknowledges and agrees that all principal, interest and other fees, charges, costs and expenses now or hereafter advanced, accrued or otherwise outstanding or owing pursuant to this Note are payable ON DEMAND. The right of the Administrative Agent to make demand at the direction of the Required Lenders is unconditional and unlimited. Provisions contained in this Note or in the Loan Agreement providing times or schedules for periodic payments are intended to govern payments hereunder unless and until demand for payment is made. The Borrower hereby acknowledges and agrees that the occurrence or continuance of any Event of Default or any failure by the Borrower to observe or perform any covenant or agreement contained in this Note or any other Loan Document shall not be required in order to make any such demand. The Borrower agrees that the Required Lenders may direct the Administrative Agent to make demand, at any time, in the exercise of the sole discretion of each such Lender, for immediate payment of any or all principal, interest and other fees, charges, costs and expenses now or hereafter outstanding under this Note, notwithstanding timely payments by the Borrower in accordance with the times and schedules for payments hereunder, and whether or not any Potential Default or failure has occurred. The Borrower agrees that, in exercising their discretion, each Lender may direct the Administrative Agent to demand for any reasons which it deems appropriate, and such reasons may be related or unrelated to the Borrower, its business or financial condition or prospects. Each Lender’s right to direct the Administrative Agent to make demand upon receipt of such direction from the Required Lenders is a continuing right, and acceptance by the Lender of any payment after demand shall not be deemed a waiver of such right to make demand on any other occasion.

This Note may be prepaid in whole or in part at any time in accordance with the terms and provisions of the Agreement.

This Note is issued by Borrower to Lender in connection with the Demand Line of Credit Loan. Lender may, in its sole discretion, make any advance of the Demand Line of Credit Loan in reliance upon any oral (including, but not limited to, telephonic), written (including, but not limited to teletransmitted) or other request made by the Administrative Agent. Lender shall incur no liability to Borrower or any other person as a direct or indirect result of making any advance in accordance with this paragraph and the request of the Administrative Agent.

The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices, unless notice is specifically provided for in the Agreement, in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.

Borrower agrees that a copy of this Note kept in Lender’s course of business may be admitted into evidence as an original.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of choice of law.

This Note is given, in part, in replacement of and in substitution for, but not in payment of, a Revolving Credit Note from Borrower to Lender dated             , 20            in the maximum principal amount of $        ,000,000.00.

COMPUTER TASK GROUP, INCORPORATED

By:
Name:
Title:

Address for Notices:
800 Delaware Avenue
Buffalo, New York 14209
Attention: Peter P. Radetich
Senior Vice President & General Counsel

Telephone: 716-887-7366
Telecopier: 716-887-7370

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, modified or supplemented from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower(s):	Computer Task Group, Incorporated

4.	Administrative Agent:	Manufacturers and Traders Trust Company, as the Administrative Agent under the Loan Agreement

5.	Loan Agreement:	The Loan Agreement dated as of May 1, 2014 among the Borrower listed above, the Lenders parties thereto and Manufacturers and Traders Trust Company, as Administrative Agent and Letter of Credit Issuer, as amended.

6.	Lending Office
of Assignee:

7.	Assigned Interest:

Facility Assigned	Aggregate Amount of Approved Principal Amounts/Loans for all Lenders	Amount of Approved Principal Amount/Loans Assigned	Percentage Assigned of Demand Line of Credit Loans
Demand Line of Credit Loan	$40,000,000.00	$	%

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Accepted:

MANUFACTURERS AND TRADERS TRUST COMPANY, as
Administrative Agent

By
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien or encumbrance and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other Loan Document other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Assignee under the Loan Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.2(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments collected by the Administrative Agent in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.